Exhibit 99.1

THE PMI GROUP, INC. AND SUBSIDIARIES

Consolidated Financial Statements

For the years ended December 31, 2007, 2006 and 2005

and as of December 31, 2007 and 2006

(With Report of Independent Registered Public Accounting Firm)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of The PMI Group, Inc.

We have audited the accompanying consolidated balance sheets of The PMI Group, Inc. and subsidiaries (the Company) as of December 31, 2007 and 2006, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The PMI Group, Inc. and subsidiaries at December 31, 2007 and 2006, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

In 2007, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109. In 2006, the Company adopted FASB Statement No. 123(R), Share-Based Payment, and FASB Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R). These matters are further described in Note 2 to the consolidated financial statements.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), The PMI Group, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 16, 2008 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

March 16, 2008, except for Notes 18 and 22, as to which the date is January 23, 2009

Los Angeles, California

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The Board of Directors and Shareholders of The PMI Group, Inc.

We have audited The PMI Group, Inc.’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). The PMI Group Inc.’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, The PMI Group, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the 2007 consolidated financial statements of The PMI Group, Inc. and our report dated March 16, 2008, except for Notes 18 and 22, as to which the date is January 23, 2009, expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

March 16, 2008

Los Angeles, California

THE PMI GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2007	2006	2005
	(Dollars in thousands, except per share data)
REVENUES
Premiums earned	$815,440	$709,532	$693,821
Net investment income	132,552	137,794	132,584
Net realized investment (losses) gains	(24,639)	318	1,864
Other (loss) income	(168)	20,700	20,813

Total revenues	$923,185	$868,344	$849,082

LOSSES AND EXPENSES
Losses and loss adjustment expenses	1,122,898	266,273	255,283
Amortization of deferred policy acquisition costs	87,683	53,124	61,539
Other underwriting and operating expenses	192,917	205,948	183,515
Interest expense	33,391	37,930	31,129

Total losses and expenses	$1,436,889	$563,275	$531,466

(Loss) income from continuing operations before equity in earnings (losses) from unconsolidated subsidiaries and income taxes	(513,704)	305,069	317,616
Equity in (losses) earnings from unconsolidated subsidiaries	(741,500)	127,309	97,885

(Loss) income from continuing operations before income taxes	(1,255,204)	432,378	415,501
Income tax (benefit) expense from continuing operations	(246,522)	102,616	94,808

(Loss) income from continuing operations, net of income taxes	(1,008,682)	329,762	320,693
Income from discontinued operations, net of taxes (Note 18)	93,356	89,889	88,476

NET (LOSS) INCOME	$(915,326)	$419,651	$409,169

PER SHARE DATA
Basic (loss) income from continuing operations	$(11.92)	$3.81	$3.50
Basic income from discontinued operations	1.11	1.04	0.96

Basic net (loss) income	$(10.81)	$4.85	$4.46

Diluted (loss) income from continuing operations	$(11.92)	$3.60	$3.23
Diluted income from discontinued operations	1.11	0.97	0.87

Diluted net (loss) income	$(10.81)	$4.57	$4.10

See accompanying notes to consolidated financial statements.

THE PMI GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2007	December 31, 2006
	(Dollars in thousands, except per share data)
ASSETS
Investments - available-for-sale, at fair value:
Fixed income securities	$2,018,148	$1,888,961
Equity securities:
Common	117,251	127,828
Preferred	299,630	248,761
Short-term investments	2,251	2,229

Total investments	2,437,280	2,267,779
Cash and cash equivalents	354,508	348,631
Investments in unconsolidated subsidiaries	309,800	1,100,387
Related party receivables	1,432	983
Accrued investment income	34,067	30,561
Premiums receivable	62,303	63,839
Reinsurance receivables and prepaid premiums	8,833	13,656
Reinsurance recoverables	36,917	3,741
Deferred policy acquisition costs	18,305	47,611
Property, equipment and software, net of accumulated depreciation and amortization	157,308	171,533
Prepaid and recoverable income taxes	87,102	12,576
Deferred income tax assets	48,875	—
Other assets	60,155	58,099
Assets - discontinued operations - held for sale	1,453,555	1,198,159

Total assets	$5,070,440	$5,317,555

LIABILITIES
Reserve for losses and loss adjustment expenses	$1,177,309	$384,089
Unearned premiums	136,921	129,110
Debt	496,593	496,593
Reinsurance payables	41,379	34,464
Related party payables	1,852	1,316
Deferred income tax liabilities	—	111,524
Other liabilities and accrued expenses	135,044	132,491
Liabilities - discontinued operations - held for sale	568,380	459,378

Total liabilities	2,557,478	1,748,965

Commitments and contingencies (Notes 8 and 13)
SHAREHOLDERS’ EQUITY
Preferred stock - $0.01 par value; 5,000,000 shares authorized; none issued or outstanding	—	—
Common stock - $0.01 par value; 250,000,000 shares authorized; 119,313,767 shares issued; 81,120,144 and 86,747,031 shares outstanding	1,193	1,193
Additional paid-in capital	890,598	858,188
Treasury stock, at cost (38,193,623 and 32,566,736 shares)	(1,354,601)	(1,164,214)
Retained earnings	2,660,695	3,609,343
Accumulated other comprehensive income, net of deferred taxes	315,077	264,080

Total shareholders’ equity	2,512,962	3,568,590

Total liabilities and shareholders’ equity	$5,070,440	$5,317,555

See accompanying notes to consolidated financial statements.

THE PMI GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Comprehensive Income (loss)	Common Stock		Additional Paid-in Capital	Treasury Stock		Retained Earnings	Accumulated Other Comprehensive Income	Total

		Shares	Amount		Shares	Amount
					(In thousands)
BALANCE, JANUARY 1, 2005		111,337	$1,114	$455,450	(17,312)	$(421,810)	$2,816,363	$286,638	$3,137,755
Common stock grants for incentive plans		—	—	11,024	979	18,855	—	—	29,879
Common stock repurchases		—	—	—	(6,291)	(250,002)	—	—	(250,002)
Dividends declared		—	—	—	—	—	(17,795)	—	(17,795)
Net income	$409,169	—	—	—	—	—	409,169	—	409,169
Change in unrealized gains on investments, net of taxes	(23,183)	—	—	—	—	—	—	(23,183)	(23,183)
Foreign currency translation adjustment	(55,033)	—	—	—	—	—	—	(55,033)	(55,033)

Comprehensive income	$330,953

BALANCE, DECEMBER 31, 2005		111,337	1,114	466,474	(22,624)	(652,957)	3,207,737	208,422	3,230,790
Common stock grants for incentive plans		—	—	22,880	1,386	21,328	—	—	44,208
Compensation expense for stock options and ESPP		—	—	12,152	—	—	—	—	12,152
Tax benefit on stock options		—	—	6,187	—	—	—	—	6,187
Issuance of common stock		7,977	79	344,921	—	—	—	—	345,000
Common stock repurchases		—	—	—	(11,397)	(535,000)	—	—	(535,000)
Dividends declared		—	—	—	—	—	(18,045)	—	(18,045)
Non-vested portion of restricted stock		—	—	5,574	68	2,415	—	—	7,989
Net income	$419,651	—	—	—	—	—	419,651	—	419,651
Change in unrealized gains on investments, net of taxes	(2,840)	—	—	—	—	—	—	(2,840)	(2,840)
Net unrealized losses from derivatives designated as cash flow hedges, net of deferred tax benefits	(5,864)	—	—	—	—	—	—	(5,864)	(5,864)
Accretion of cash flow hedges to interest expense	116	—	—	—	—	—	—	116	116
Foreign currency translation adjustment	65,400	—	—	—	—	—	—	65,400	65,400

Comprehensive income	$476,463

Adjustment to initially apply new accounting pronouncement, net of tax		—	—	—	—	—	—	(1,154)	(1,154)

BALANCE, DECEMBER 31, 2006		119,314	1,193	858,188	(32,567)	(1,164,214)	3,609,343	264,080	3,568,590
Common stock grants for incentive plans		—	—	6,651	1,057	24,609	—	—	31,260
Compensation expense for stock options and ESPP		—	—	16,652	—	—	—	—	16,652
Tax benefit on stock options		—	—	7,026	—	—	—	—	7,026
Common stock repurchases		—	—	—	(6,684)	(214,996)	—	—	(214,996)
Dividends declared		—	—	—	—	—	(17,703)	—	(17,703)
Non-vested portion of restricted stock		—	—	2,081	—	—	—	—	2,081
Net loss	$(915,326)	—	—	—	—	—	(915,326)	—	(915,326)
Change in unrealized gains on investments, net of taxes	(61,937)	—	—	—	—	—	—	(61,937)	(61,937)
Pension adjustment (including plan amendment), net of deferred tax	3,876	—	—	—	—	—	—	3,876	3,876
Accretion of cash flow hedges to interest expense	398	—	—	—	—	—	—	398	398
Foreign currency translation adjustment	108,660	—	—	—	—	—	—	108,660	108,660

Comprehensive loss	$(864,329)

Adjustment to initially apply new accounting pronouncement (Note 12)		—	—	—	—	—	(15,619)	—	(15,619)

BALANCE, DECEMBER 31, 2007		119,314	$1,193	$890,598	(38,194)	$(1,354,601)	$2,660,695	$315,077	$2,512,962

THE PMI GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2007	2006	2005
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES FROM CONTINUING OPERATIONS
Net (loss) income	$(915,326)	$419,651	$409,169
Less income from discontinued operations, net of taxes	(93,356)	(89,889)	(88,476)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Equity in losses (earnings) from unconsolidated subsidiaries	741,500	(127,309)	(97,885)
Net realized investment losses (gains)	24,456	(205)	(2,006)
Depreciation and amortization	21,247	27,224	26,065
Deferred income taxes	(158,339)	15,312	(2,668)
Compensation expense related to share-based payments	16,652	12,152	—
Excess tax benefits on the exercise of employee stock options	(4,001)	(2,838)	—
Net cost to exchange and extinguish long-term debt	—	2,044	—
Deferred policy acquisition costs incurred and deferred	(55,054)	(49,654)	(54,950)
Amortization of deferred policy acquisition costs	87,683	52,682	60,862
Changes in:
Accrued investment income	(1,059)	4,069	542
Premiums receivable	625	(5,733)	2,478
Reinsurance receivables, and prepaid premiums net of reinsurance payables	11,739	(5,537)	51
Reinsurance recoverables	(33,082)	(371)	(71)
Prepaid and recoverable income taxes	(73,248)	(4,070)	(2,247)
Reserve for losses and loss adjustment expenses	787,367	21,974	7,391
Unearned premiums	489	(61,054)	1,176
Related party receivables, net of payables	(2,096)	(445)	15,584
Liability for pension benefit	(12,660)	(4,346)	6,145
Other	57,097	(54,422)	18,554

Net cash provided by operating activities from continuing operations	400,634	149,235	299,714

CASH FLOWS FROM INVESTING ACTIVITIES FROM CONTINUING OPERATIONS
Proceeds from sales and maturities of fixed income securities	258,158	506,643	383,525
Proceeds from sales of equity securities	126,500	52,629	92,106
Proceeds from sale of unconsolidated subsidiary	—	14,184	98,846
Investment purchases: Fixed income securities	(292,660)	(221,419)	(294,054)
Equity securities	(201,632)	(185,877)	(84,500)
Net change in short-term investments	(22)	115,916	(5,136)
Distributions from unconsolidated subsidiaries, net of investments	23,561	19,847	6,662
Capital expenditures and capitalized software, net of dispositions	(15,916)	(17,922)	(35,732)

Net cash (used in) provided by investing activities from continuing operations	(102,011)	284,001	161,717

CASH FLOWS FROM FINANCING ACTIVITIES FROM CONTINUING OPERATIONS
Net proceeds from issuance of long-term debt	—	385,993	—
Net repurchase of senior notes	—	(298,768)	—
Extinguishment and repayment of long-term debt, net of expenses	—	(425,338)	—
Proceeds from issuance of common stock	—	345,000	—
Purchase of treasury stock	(214,996)	(535,000)	(250,002)
Proceeds from issuance of treasury stock	31,260	41,728	29,879
Excess tax benefits on the exercise of employee stock options	4,001	2,838	—
Dividends paid to common shareholders	(17,703)	(18,045)	(17,795)

Net cash (used in) financing activities from continuing operations	(197,438)	(501,592)	(237,918)

CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash provided by operating activities from discontinued operations	158,013	210,382	128,286
Net cash used in investing activities from discontinued operations	(359,776)	(273,219)	(66,237)
Net cash provided by financing activities from discontinued operations	424	4,325	1,466

Net cash (used in) provided by from discontinued operations	(201,339)	(58,512)	63,515
Effect of exchange rate changes on cash and cash equivalents from continuing operations	9,890	10,652	(6,404)
Effect of exchange rate changes on cash and cash equivalents from discontinued operations - held for sale	12,094	2,595	(3,680)

Net (decrease) increase in cash and cash equivalents	(78,170)	(113,621)	276,944
Cash and cash equivalents at the beginning of the year (including $273,900, $121,759 and $64,647 from discontinued operations - held for sale)	506,082	619,703	342,759
Less cash and cash equivalents from discontinued operations - held for sale, at the end of the period	73,404	157,451	121,759

Cash and cash equivalents from continuing operations at end of period	$354,508	$348,631	$497,944

SUPPLEMENTAL CASH FLOW DISCLOSURES:
Cash paid during the year:
Interest paid, net of capitalization	$32,096	$34,341	$30,157
Income taxes paid, net of refunds	$40,928	$79,997	$29,204
Non-cash investing and financing activities:
Capital lease obligations	$1,297	$—	$139

See accompanying notes to consolidated financial statements.

THE PMI GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION

The accompanying consolidated financial statements include the accounts of The PMI Group, Inc. (“The PMI Group” or “TPG”), a Delaware corporation and its direct and indirect wholly-owned subsidiaries, including: PMI Mortgage Insurance Co., an Arizona corporation, and its affiliated U.S. mortgage insurance and reinsurance companies (collectively “PMI”); PMI Mortgage Insurance Company Limited and its holding company, PMI Europe Holdings Limited, the Irish insurance companies (collectively “PMI Europe”); PMI Mortgage Insurance Company Canada and its holding company, PMI Mortgage Insurance Holdings Canada Inc. (collectively “PMI Canada”); and other insurance, reinsurance and non-insurance subsidiaries. Also included in the accompanying financial statements and reported as discontinued operations for all periods presented are the accounts of PMI Mortgage Insurance Ltd and its holding company, PMI Mortgage Insurance Australia (Holdings) Pty Limited (collectively “PMI Australia”) and PMI Mortgage Insurance Asia Ltd. (“PMI Asia”); and the accounts of PMI Guaranty Co. (“PMI Guaranty”) which was considered disposed of other than by sale. The PMI Group and its subsidiaries are collectively referred to as the “Company.” All material inter-company transactions and balances have been eliminated in the consolidated financial statements.

In August 2008, the Company entered into definitive agreements to sell PMI Australia and PMI Asia to QBE Holdings (AAP) Pty Limited (“QBE”), a subsidiary of QBE Insurance Group Limited (“QBE Parent”). On October 22, 2008, the Company completed the sale of PMI Australia to QBE and on December 17, 2008 the Company completed the sale of PMI Asia to QBE Lender’s Mortgage Insurance Limited. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company has classified the results of its PMI Australia, PMI Asia and PMI Guaranty operations as discontinued operations for all periods presented. The Company reports the assets and liabilities of PMI Australia and PMI Asia in the consolidated balance sheets for all periods presented as “Assets/Liabilities – discontinued operations – held for sale”. The assets and liabilities of PMI Guaranty which were disposed of other than by sale, are classified in the consolidated balance sheet according to their nature. The results of discontinued operations, which include both disposed of by sale and disposed of other than by sale, are reported as “Income from discontinued operations – held for sale, net of taxes” in the consolidated statements of operations for all periods presented.

The Company has a 42.0% equity ownership interest in FGIC Corporation, the holding company of Financial Guaranty Insurance Company (collectively “FGIC”), a New York-domiciled financial guaranty insurance company. The Company also has equity ownership interests in CMG Mortgage Insurance Company, CMG Mortgage Reinsurance Company and CMG Mortgage Assurance Company (collectively “CMG MI”), which conduct residential mortgage insurance business for credit unions. The Company also has an equity ownership interest in RAM Holdings Ltd., the holding company of RAM Reinsurance Company, Ltd. (collectively “RAM Re”), a financial guaranty reinsurance company based in Bermuda. The Company also has ownership interests in several limited partnerships. In addition, the Company owns 100% of PMI Capital I (“Issuer Trust”), an unconsolidated wholly-owned trust that privately issued debt in 1997.

On October 4, 2005, the Company sold to Credit Suisse First Boston (USA), Inc. (“CSFB”) its equity ownership interest in SPS Holding Corp. (“SPS”). The Company received cash payments of $5.4 million during 2007 from the residual interest in SPS mortgage servicing assets. Based on the settlement agreement dated January 25, 2008, the Company recorded a $12.7 million settlement gain in connection with the favorable resolution of certain indemnifications associated with SPS.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and the requirements of Article 7 of Regulation S-X of the U.S. Securities and Exchange Commission. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation for the periods presented have been included.

Risks and Uncertainties—The Company is dependent upon mortgage originators to provide mortgage loans to insure. In the event any of its largest customers choose to stop providing the Company with mortgage loans to insure, the Company’s ability to generate new insurance business could be adversely affected. The Company’s U.S. Mortgage Insurance Operations’ ten largest customers generated 52.0%, 43.9%, and 42.8% of its premiums earned in 2007, 2006 and 2005, respectively.

The Company would be affected by economic downturns, natural disasters and other events in specific regions of the United States where a large portion of its U.S. business is concentrated. As of December 31, 2007, 10.8% of PMI’s primary risk in force was located in Florida, and 8.1% was located in California. The Company is currently experiencing accelerated delinquency and loss development in those states. In addition the Company expects higher default and claim rates for high LTV loans, ARMs, 2/28 Hybird ARMs, Alt-A loans, interest only loans, payment option ARMS and less-than-A quality loans. The Company also insures loans that have more than one of the above risk characteristics. This “layering” of risk has, in recent experience, further increased the risk of borrower default. The Company has incorporated its best estimates for the higher default and claim rates associated with these loans into our underwriting and pricing models and reserve estimates. However, there can be no assurance that the premiums earned and the associated investment income will prove adequate to compensate for future losses from these loans or that future adverse loss development will not emerge.

The Company’s various U.S., European, and Canadian insurance subsidiaries are subject to comprehensive regulation. These regulations are generally intended to protect policyholders, rather than to benefit investors. Although their scope varies, applicable laws and regulations grant broad powers to supervisory agencies or officials to examine companies and to enforce rules or exercise discretion covering almost every significant aspect of the insurance business. The licensing of the Company’s insurance subsidiaries, their premium rates, their forms and policies offered to customers, their financial statements and periodic financial reporting, and their permissible investments and adherence to financial standards relating to statutory surplus, dividends to the Company and other criteria of solvency are all subjects of detailed regulations.

The Company establishes loss reserves to recognize the liability of unpaid losses related to insured mortgages that are in default. These loss reserves are based upon the Company’s estimates of the claim rate and average claim size, as well as the estimated costs of settling claims. These estimates are regularly reviewed and updated using currently available information. Any adjustments due to positive or adverse developments, which may be material, resulting from these reviews would impact current reserve requirements. The Company’s reserves may not be adequate to cover ultimate loss development on incurred defaults. The Company’s consolidated financial condition, results of operations or cash flows could be harmed if the Company’s reserve estimates are insufficient to cover the actual related claims paid and loss-related expenses incurred.

The Company has made significant investments in the equity securities of several privately-held companies, including FGIC. FGIC is subject to a number of significant risks that arise from the nature of its business. Accordingly, the Company is subject to the risks and uncertainties associated with that business. In addition, the Company has limited ability to control FGIC and, accordingly, may be unable to take actions unilaterally to avoid or mitigate those risks. In the past, a significant portion of the Company’s consolidated net income has been derived from FGIC and its financial guaranty business. In 2007, the Company’s equity in losses from FGIC was $763.3 million due to $1.9 billion of unrealized mark-to-market losses in 2007 related to derivative contracts issued by FGIC on mortgage-related collateralized debt obligations and loss reserve increases of $1.2 billion in 2007 as a result of credit deterioration of insured collateralized debt obligations backed by sub-prime residential mortgage-backed securities (RMBS) as well as direct exposure to RMBS. FGIC’s 2007 mark-to market losses and additions to loss reserves reflect the significant weakening of the U.S. residential mortgage, housing, credit and capital markets. The financial guaranty market is subject to extensive regulation. Future legislative, regulatory, accounting or judicial changes may affect the financial guaranty industry or municipal or asset-backed obligations or markets.

Significant accounting policies are as follows:

Investments — The Company has designated its entire portfolio of fixed income and equity securities as available-for-sale. These securities are recorded at fair value based on quoted market prices with unrealized gains and losses, net of deferred income taxes, accounted for as a component of accumulated other comprehensive income in shareholders’ equity. The Company evaluates its investments regularly to determine whether there are declines in value and whether such declines meet the definition of other-than-temporary impairment in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115, Accounting for Certain Investments in Debt and Equity Securities and Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 59, Accounting for Noncurrent Marketable Equity Securities. The fair value of a security below cost or amortized cost for consecutive quarters is a potential indicator of an other-than-temporary impairment. When the Company determines a security has suffered an other-than-temporary impairment, the impairment loss is recognized, to the extent of the decline, as a realized investment loss in the consolidated statement of operations.

The Company’s short-term investments have maturities of greater than three and less than 12 months when purchased and are carried at fair value. Realized gains and losses on sales of investments are determined on a specific-identification basis. Investment income consists primarily of interest and dividends. Interest income and preferred stock dividends are recognized on an accrual basis. Dividend income on common stocks is recognized on the date of declaration. Net investment income represents interest and dividend income, net of investment expenses.

Cash and Cash Equivalents — The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Investments in Unconsolidated Subsidiaries — Investments in the Company’s unconsolidated subsidiaries include both equity investees and other unconsolidated subsidiaries. Investments in equity investees with ownership interests of 20-50% are generally accounted for using the equity method of accounting, and investments of less than 20% ownership interest are generally accounted for using the cost method of accounting if the Company does not have significant influence over the entity. Limited partnerships with ownership interests greater than 3% but less than 50% are primarily accounted for using the equity method of accounting. The Company reports the equity in earnings from FGIC and CMG MI on a current month basis, and RAM Re and the Company’s interest in limited partnerships on a one-quarter lag basis. The carrying value of the investments in the Company’s unconsolidated subsidiaries also includes the Company’s share of net unrealized gains and losses in the unconsolidated subsidiaries’ investment portfolios.

Periodically, or as events dictate, the Company evaluates potential impairment of its investments in unconsolidated subsidiaries. Accounting Principles Board (“APB”) Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock (“APB No. 18”) provides criteria for determining potential impairment. In the event a loss in value of an investment is determined to be an other-than-temporary decline, an impairment charge would be recognized in the consolidated statement of operations. Evidence of a loss in value that could indicate impairment might include, but would not necessarily be limited to, the absence of an ability to recover the carrying amount of the investment or the inability of the investee to sustain an earnings capacity which would justify the carrying amount of the investment. Realized capital gains or losses resulting from the sale of the Company’s ownership interests of unconsolidated subsidiaries are recognized as net realized investment gains or losses in the consolidated statement of operations.

In connection with the preparation of the Company’s consolidated financial statements for the year ended December 31, 2007, the Company realized an other-than-temporary impairment of $38.5 million due to continuing deterioration of the credit market, rating agency actions and declines in RAM Re’s share price. Refer to Note 5, Investments in Unconsolidated Subsidiaries, for more details.

The SEC requires public companies to disclose condensed financial statement information for significant equity investees and other unconsolidated subsidiaries, individually or in the aggregate, if (i) the Company’s investments in and advances to the subsidiaries are in excess of 10% of the total consolidated assets of the Company, (ii) the Company’s proportionate share of unconsolidated subsidiaries’ total assets is in excess of 10% of total consolidated assets of the Company, or (iii) equity in income from continuing operations before income taxes, extraordinary items and the cumulative effect of a change in accounting principle of the unconsolidated subsidiaries is in excess of 10% of such income of the Company. Furthermore, if certain of the above tests exceed 20% with respect to any unconsolidated subsidiary, separate audited financial statements of that unconsolidated subsidiary are required to be included in the registrant’s Form 10-K. For the year ended December 31, 2007, the Company’s equity in loss before tax as described in item (iii) above of FGIC exceeded 20% of such loss of the Company, and accordingly, separate audited financial statements of FGIC have been included in an amendment to the Company’s Form 10-K. Additionally, the condensed financial statements of FGIC and CMG MI are included in Note 5. Investments in Unconsolidated Subsidiaries. The Company has determined that its other equity investees do not meet any of the tests outlined above on a stand-alone or aggregate basis.

Related Party Receivables and Payables — As of December 31, 2007, related party receivables were $1.4 million and related party payables were $1.9 million compared to $1.0 million and $1.3 million as of December 31, 2006, respectively, which were comprised of non-trade receivables and payables from unconsolidated subsidiaries.

Deferred Policy Acquisition Costs — The Company defers certain costs in its mortgage insurance operations relating to the acquisition of new insurance and amortizes these costs against related premium revenue in order to match costs and revenues. To the extent the Company is compensated by customers for contract underwriting, those underwriting costs are not deferred. Costs related to the acquisition of mortgage insurance business are initially deferred and reported as deferred policy acquisition costs. SFAS No. 60, Accounting and Reporting by Insurance Enterprises (“SFAS No. 60”) specifically excludes mortgage guaranty insurance from its guidance relating to the amortization of deferred policy acquisition costs. Consistent with industry accounting practice, amortization of these costs for each underwriting year book of business is charged against revenue in proportion to estimated gross profits. Estimated gross profits are composed of earned premiums, interest income, losses and loss adjustment expenses as well as the amortization of deferred policy acquisition costs. The rate of amortization is not adjusted for monthly and annual policy cancellations unless it is determined that the policy cancellations or losses are of such magnitude that impairment of the deferred costs is probable. The deferred costs related to single premium policies are adjusted as appropriate for policy cancellations to be consistent with the Company’s revenue recognition policy. The amortization estimates for each underwriting year are monitored regularly to reflect actual experience and any changes to persistency or loss development. Deferred policy acquisition costs are reviewed periodically to determine that they do not exceed recoverable amounts, after considering investment income. For the year ended December 31, 2007, the Company impaired its deferred policy acquisition cost asset in an amount equal to $35.8 million relating to PMI and PMI Europe. Refer to Note 7. Deferred Policy Acquisition Costs, for more details.

Property, Equipment and Software — Property and equipment, including software, are carried at cost and are depreciated using the straight-line method over the estimated useful lives of the assets, ranging from three to thirty nine years. Leasehold improvements are recorded at cost and amortized over the lesser of the useful life of the assets or the remaining term of the related lease. The Company’s accumulated depreciation and amortization from continuing operations was $179.0 million and $151.2 million as of December 31, 2007 and December 31, 2006, respectively.

Under the provisions of Statement of Position No. 98-1, Accounting for the Cost of Computer Software Developed or Obtained for Internal Use, the Company capitalizes costs incurred during the application development stage related to software developed for internal use and for which it has no substantive plan to market externally. Capitalized costs are amortized at such time as the software is ready for its intended use on a straight-line basis over the estimated useful life of the asset, which is generally three to seven years.

Derivatives — Certain credit default swap contracts entered into by PMI Europe are considered credit derivative contracts under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 149, Amendment of SFAS No. 133 on Derivative Instruments and Hedging Activities. These credit default swap derivatives are recorded at their fair value on the consolidated balance sheet with subsequent changes in fair value recorded in consolidated net income. The Company determines the fair values of its credit default swaps on a quarterly basis and uses internally developed models since market values are not available. These models include future estimated claim payments and market input assumptions, including discount rates and market spreads to calculate a fair value and reflect management’s best judgment about current market conditions. Due to the illiquid nature of the credit default swap market, the use of available market data and assumptions used by management to estimate fair value could differ materially from amounts that would be realized in the market if the derivatives were traded. Due to the volatile nature of the credit market as well as the imprecision inherent in the Company’s fair value estimate, future valuations could differ materially from those reflected in the current period.

In 2007, the Company purchased foreign currency put options to partially mitigate the negative financial impact of a potential strengthening U.S. dollar relative to both the Australian dollar and the Euro. These Australian dollar and Euro put options expire ratably over the calendar year and had a combined cost of $1.3 million, $1.4 million and $1.8 million in 2007, 2006 and 2005, respectively. The Company recorded a realized loss of $1.3 million, $1.3 million and $1.1 million (pre-tax) in other income related to amortization of option costs and mark-to-market adjustments in 2007, 2006 and 2005, respectively.

Special Purpose Entities — Certain insurance transactions entered into by PMI and PMI Europe require the use of foreign wholly-owned special purpose entities principally for regulatory purposes. These special purpose entities are consolidated in the Company’s consolidated financial statements.

Reserve for Losses and Loss Adjustment Expenses — The consolidated reserves for losses and loss adjustment expenses (“LAE”) for the Company’s U.S. Mortgage Insurance and International Operations are the estimated claim settlement costs on notices of default that have been received by the Company, as well as loan defaults that have been incurred but have not been reported by the lenders. For reporting and internal tracking purposes, the Company does not consider a loan to be in default until the borrower has missed two payments. Depending upon its scheduled payment date, a loan delinquent for two consecutive monthly payments could be reported to PMI between the 31st and the 60th day after the first missed payment due date. The Company’s U.S. mortgage insurance primary master policy defines “default” as the borrower’s failure to pay when due an amount equal to the scheduled monthly mortgage payment under the terms of the mortgage. Generally, however, the master policy requires an insured to notify PMI of a default no later than the last business day of the month following the month in which the borrower becomes three monthly payments in default. SFAS No. 60 specifically excludes mortgage guaranty insurance from its guidance relating to reserves for losses and LAE. Consistent with industry accounting practices, the Company considers its mortgage insurance policies short-duration contracts and, accordingly, does not establish loss reserves for future claims on insured loans that are not currently in default. The Company establishes loss reserves on a case-by-case basis when insured loans are identified as currently in default using estimated claim rates and claim amounts for each report year, net of salvage recoverables. The Company also establishes loss reserves for defaults that it believes have been incurred but not yet reported to the Company prior to the close of an accounting period using estimated claim rates and claim amounts applied to the estimated number of defaults not reported.

The Company establishes reserves for losses and LAE for financial guaranty contracts on a case-by-case basis when specific insured obligations are in payment default or are likely to be in payment default. These reserves represent an estimate of the present value of the anticipated shortfall between payments on insured obligations plus anticipated loss adjustment expenses and anticipated cash flows from, and proceeds to be received on sales of any collateral supporting the obligation and/or other anticipated recoveries. The discount rate used in calculating the net present value of estimated losses is based upon the risk-free rate for the duration of the anticipated shortfall.

The reserve levels as of the consolidated balance sheet date represent management’s best estimate of existing losses and LAE incurred. The estimates are continually reviewed and adjusted as necessary as experience develops or new information becomes known to the Company. Such adjustments, to the extent of increasing or decreasing loss reserves, are recognized in the current period’s consolidated results of operations.

Reinsurance — The Company uses reinsurance to reduce net risk in force, optimize capital allocation and comply with a statutory provision adopted by several states that limits the maximum mortgage insurance coverage that can be provided by a single company to 25% for any single risk. The Company’s reinsurance agreements typically provide for a recovery of a proportionate level of claim expenses from reinsurers, and a reinsurance receivable is recorded as an asset based on the type of reinsurance coverage. The Company remains liable to its policyholders if the reinsurers are unable to satisfy their obligations under the agreements. Reinsurance recoverables on loss estimates are based on the Company’s actuarial analysis of the applicable business. Amounts the Company will ultimately recover could differ materially from amounts recorded as reinsurance recoverables. Reinsurance transactions are recorded in accordance with the accounting guidance provided in SFAS No. 113, Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts. Accordingly, management assesses, among other factors, risk transfer criteria for all reinsurance arrangements.

Revenue Recognition — Mortgage guaranty insurance policies are contracts that are generally non-cancelable by the insurer, are renewable at a fixed price, and provide for payment of premiums on a monthly, annual or single basis. Upon renewal, the Company is not able to re-underwrite or re-price its policies. SFAS No. 60 specifically excludes mortgage guaranty insurance from its guidance relating to the earning of insurance premiums. Consistent with industry accounting practices, premiums written on a monthly basis are earned as coverage is provided. Monthly premiums accounted for 81.0%, 85.8% and 84.1% of gross premiums written from the Company’s mortgage insurance operations in 2007, 2006, and 2005, respectively. Premiums written on an annual basis are amortized on a monthly pro rata basis over the year of coverage. Primary mortgage insurance premiums written on policies covering more than one year are referred to as single premiums. A portion of the revenue from single premiums is recognized in premiums earned in the current period, and the remaining portion is deferred as unearned premiums and earned over the expected life of the policy, a range of seven to fifteen years for the majority of the single premium policies. If single premium policies related to insured loans are cancelled due to repayment by the borrower, and the premium is non-refundable, then the remaining unearned premium related to each cancelled policy is recognized as earned premiums upon notification of the cancellation. Unearned premiums represent the portion of premiums written that is applicable to the estimated unexpired risk of insured loans. Rates used to determine the earning of single premiums are estimates based on actuarial analysis of the expiration of risk. The premiums earnings pattern calculation methodology is an estimation process and, accordingly, the Company reviews its premium earnings cycle for each policy acquisition year (“Book Year”) annually and any adjustments to these estimates are reflected for each Book Year as appropriate.

Income Taxes — The Company accounts for income taxes using the liability method in accordance with SFAS No. 109, Accounting for Income Taxes. The liability method measures the expected future tax effects of temporary differences at the enacted tax rates applicable for the period in which the deferred asset or liability is expected to be realized or settled. Temporary differences are differences between the tax basis of an asset or liability and its reported amount in the consolidated financial statements that will result in future increases or decreases in taxes owed on a cash basis compared to amounts already recognized as tax expense in the consolidated statement of operations. The Company’s effective tax rates from continuing operations were 19.6% and 23.7% for the years ended December 31, 2007 and 2006, respectively, compared to the federal statutory rate of 35.0%. The effective tax rate for tax year 2007 reflects previously deferred tax liabilities attributable to equity in earnings from FGIC and RAM Re were reversed, and certain deferred tax assets were established but not to the full extent of the related losses incurred in 2007. In addition, the effective rate in 2007 reflects income derived from certain international operations, which have lower effective tax rates. The effective tax rate for tax year 2006 reflects our equity in earnings from FGIC and income derived from certain international operations, which have lower effective tax rates, combined with the Company’s municipal bond investment income. In 2006, The Company recorded a federal tax expense relating to its proportionate share of net income available to FGIC Corporation’s common shareholders at a rate of 7% based on its assessment that it will ultimately receive those earnings in the form of dividends.

As of January 1, 2007, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109 (“FIN 48”). See Note 12. Income Taxes, for further discussion.

Benefit Plans — The Company provides pension benefits to all eligible U.S. employees under The PMI Group, Inc. Retirement Plan (the “Retirement Plan”) and to certain employees of the Company under The PMI Group, Inc. Supplemental Employee Retirement Plan (the “SERP Plan”). In addition, the Company provides certain health care and life insurance benefits for retired employees under another post-employment benefit plan. The Company applies SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R) (“SFAS No. 158”) for pension benefits to U.S. employees. SFAS No. 158 requires the Company to recognize the funded status (i.e., the difference between the fair value of plan assets and the projected benefit obligations) of its defined benefit postretirement plans, with a corresponding adjustment to accumulated other comprehensive income.

On May 17, 2007, The PMI Group’s Board of Directors approved an amendment to the Retirement Plan. The amendment changed the Plan’s benefit formula from a “final pay” pension formula to a cash balance formula. The amendment takes effect immediately for employees hired or rehired on or after September 1, 2007. For employees hired before and continuously employed on September 1, 2007, the amendment will take effect on January 1, 2011. Under the new cash balance plan formula, the Company will contribute 8% of qualified employees’ compensation to cash balance accounts and credit interest at a rate equal to the 30-year Treasury bond rate.

All U.S. full-time, part-time and certain temporary employees of the Company are eligible to participate in The PMI Group, Inc. Savings and Profit-Sharing Plan (“401(k) Plan”). Eligible employees who participate in the 401(k) Plan may receive, within certain limits, matching Company contributions. Contract underwriters are covered under The PMI Group, Inc. Alternate 401(k) Plan, under which there are no matching Company contributions. In addition to the 401(k) Plan, the Company has an officers’ deferred compensation plan (“ODCP”) available to certain employees, and an Employee Stock Purchase Plan (“ESPP”). The ODCP is available to certain of the Company’s officers, and permits each participant to elect to defer receipt of part or all of his or her eligible compensation on a pre-tax basis. Under the ODCP, the Company makes a matching contribution of its common shares for each participant equal to 25% of the initial contribution to the extent the participant selects the Company’s common shares from the investment choices available under the ODCP. These matching contributions are subject to a three year vesting period. The ESPP allows eligible employees to purchase shares of the Company’s stock at a 15% discount to fair market value as determined by the plan. The ESPP offers participants the 15% discount to current fair market value or fair market value with a look-back provision of the lesser of the duration an employee has participated in the ESPP or two years.

Foreign Currency Translation — The financial statements of the Company’s foreign subsidiaries have been translated into U.S. dollars in accordance with SFAS No. 52, Foreign Currency Translation. Assets and liabilities denominated in non-U.S. dollar functional currencies are translated using the period-end spot exchange rates. Revenues and expenses are translated at monthly-average exchange rates. The effects of translating operations with a functional currency other than the reporting currency are reported as a component of accumulated other comprehensive income included in total shareholders’ equity. Foreign currency translation gains in accumulated other comprehensive income were $281.0 million as of December 31, 2007 compared with $172.4 million as of December 31, 2006. Gains and losses from foreign currency re-measurement incurred by PMI Europe represent the revaluation of assets and liabilities denominated in non-functional currencies into the functional currency, the Euro.

Comprehensive Income (Loss) — Comprehensive income (loss) includes net income (loss), the change in foreign currency translation gains or losses, derivatives designated as cash flow hedges, pension adjustments, changes in unrealized gains and losses on investments and reclassification of realized gains and losses previously reported in comprehensive income (loss), net of related tax effects.

Business Segments — The Company’s reportable operating segments are U.S. Mortgage Insurance Operations, International Operations, Financial Guaranty, and Corporate and Other. U.S. Mortgage Insurance Operations includes the results of operations of PMI Mortgage Insurance Co., affiliated U.S. insurance and reinsurance companies and the equity in earnings from CMG MI. International Operations includes the results from continuing operations of PMI Europe and PMI Canada, and the results from discontinued operations of PMI Australia and PMI Asia. Financial Guaranty includes the equity in (losses) earnings from FGIC and RAM Re, and the financial results of PMI Guaranty which are reported as discontinued operations. The Company’s Corporate and Other segment mainly consists of holding company and contract underwriting operations.

Earnings (Loss) Per Share — Basic earnings per share (“EPS”) excludes dilution and is based on consolidated net (loss) income available to common shareholders giving effect to discontinued operations and the actual weighted-average common shares that are outstanding during the period. Diluted EPS is based on consolidated net (loss) income available to common shareholders giving effect to discontinued operations, adjusted for the effects of dilutive securities, and the weighted-average dilutive common shares outstanding during the period. The weighted-average dilutive common shares reflect the potential increase of common shares if contracts to issue common shares, including stock options issued by the Company that have a dilutive impact, were exercised, or if outstanding securities were converted into common shares. Due to the net loss in 2007, normally dilutive components of shares outstanding such as stock options were not included in fully diluted shares outstanding as their inclusion would have been anti-dilutive.

The following table presents basic and diluted EPS from continuing operations and discontinued operations for the periods indicated and a reconciliation of the weighted average common shares used to calculate basic EPS to the weighted-average common shares used to calculate diluted EPS:

	2007	2006	2005
	(Dollars and shares in thousands)
Net (loss) income:
(Loss) income from continuing operations as reported	$(1,008,682)	$329,762	$320,693
Interest on contingently convertible debt (“CoCo’s”), net of taxes	—	4,752	7,648

(Loss) income from continuing operations adjusted for diluted EPS calculation	$(1,008,682)	$334,514	$328,341
Income from discontinued operations	93,356	89,889	88,476

Net (loss) income adjusted for diluted EPS calculation	$(915,326)	$424,403	$416,817

Weighted-average shares for basic EPS	84,645	86,478	91,738
Weighted-average stock options and other dilutive components	—	6,388	9,882

Weighted-average shares for diluted EPS	84,645	92,866	101,620

Dividends declared and accrued to common shareholders	$0.2100	$0.2100	$0.1950

Share-Based Compensation — The Company applies SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123R”) for share-based payments. SFAS No. 123R requires that such transactions be accounted for using a fair value-based method and recognized as expense in the consolidated results of operations. The Company recognizes the fair value of share-based payments granted and unvested, including employee stock options, restricted stock units, and employee stock purchase plan shares, as compensation expense in the consolidated results of operations. The Company adopted SFAS No. 123R as of January 1, 2006, which resulted in share-based compensation expense of $16.1 million and $12.2 million for 2007 and 2006, respectively.

Reclassifications — Certain items in the prior corresponding period’s consolidated financial statements have been reclassified to conform to the current period’s consolidated financial statement presentation. The Company reclassified the results of operations, assets and liabilities of PMI Australia and PMI Asia and the results of operations of PMI Guaranty as discontinued operations for all periods presented.

NOTE 3. NEW ACCOUNTING STANDARDS

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements - an amendment to ARB No. 51 (“SFAS No. 160”), which establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. It also requires disclosure, on the face of the consolidated statement of operations, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008. SFAS No. 160 is not currently expected to significantly impact the Company’s consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS No. 141R”), which requires an entity that obtains control of one or more businesses in a business combination to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions specified in SFAS No. 141. SFAS No. 141R is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. SFAS No. 141R is not currently expected to significantly impact the Company’s consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115 (“SFAS No. 159”). SFAS No. 159 permits entities to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS No. 159 does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in FASB Statements No. 157, Fair Value Measurements (“SFAS No. 157”), and No. 107, Disclosures about Fair Value of Financial Instruments. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company plans to adopt the fair value option of SFAS No. 159 related to certain of its corporate debt instruments.

In September 2006, the FASB issued SFAS No. 157, which defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements but does not expand the use of fair value in any new circumstances. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company does not expect SFAS No. 157 to significantly impact its consolidated financial statements.

NOTE 4. INVESTMENTS

Fair Values and Gross Unrealized Gains and Losses on Investments — The cost or amortized cost, estimated fair value and gross unrealized gains and losses on investments are shown in the tables below:

	Cost or Amortized Cost	Gross Unrealized		Fair Value
		Gains	(Losses)
	(Dollars in thousands)
As of December 31, 2007
Fixed income securities:
Municipal bonds	$1,629,076	$77,178	$(3,430)	$1,702,824
Foreign governments	126,671	2,085	(2,057)	126,699
Corporate bonds	179,527	671	(3,780)	176,418
U.S. governments and agencies	7,002	1,485	—	8,487
Mortgage-backed securities	3,551	169	—	3,720

Total fixed income securities	1,945,827	81,588	(9,267)	2,018,148
Equity securities:
Common stocks	86,920	30,670	(339)	117,251
Preferred stocks	333,915	623	(34,908)	299,630

Total equity securities	420,835	31,293	(35,247)	416,881
Short-term investments	2,251	—	—	2,251

Total investments	$2,368,913	$112,881	$(44,514)	$2,437,280

	Cost or Amortized	Gross Unrealized		Fair Value
		Gains	(Losses)
	(Dollars in thousands)
As of December 31, 2006
Fixed income securities:
Municipal bonds	$1,543,531	$95,665	$(246)	$1,638,950
Foreign governments	97,463	2,450	(538)	99,375
Corporate bonds	135,276	2,343	(834)	136,785
U.S. governments and agencies	7,855	1,259	(10)	9,104
Mortgage-backed securities	4,628	119	—	4,747

Total fixed income securities	1,788,753	101,836	(1,628)	1,888,961
Equity securities:
Common stocks	94,194	33,919	(285)	127,828
Preferred stocks	240,397	8,419	(55)	248,761

Total equity securities	334,591	42,338	(340)	376,589
Short-term investments	2,229	—	—	2,229

Total investments	$2,125,573	$144,174	$(1,968)	$2,267,779

Scheduled Maturities—The following table sets forth the amortized cost and fair value of fixed income securities by contractual maturity at December 31, 2007:

	Amortized Cost	Fair Value
	(Dollars in thousands)
Due in one year or less	$7,249	$7,235
Due after one year through five years	182,893	184,386
Due after five years through ten years	143,528	144,454
Due after ten years	1,608,606	1,678,353
Mortgage-backed securities	3,551	3,720

Total fixed income securities	$1,945,827	$2,018,148

Actual maturities may differ from those scheduled as a result of calls or prepayments by the issuers prior to maturity.

Net Investment Income—Net investment income consists of the following:

	2007	2006	2005
	(Dollars in thousands)
Fixed income securities	$97,517	$102,019	$110,002
Equity securities	19,725	12,975	8,087
Short-term investments, cash and cash equivalents and other	17,000	24,429	16,015

Investment income before expenses	134,242	139,423	134,104
Investment expenses	(1,690)	(1,629)	(1,520)

Net investment income	$132,552	$137,794	$132,584

Realized Investment Gains and Losses—Net realized investment (losses) gains on investments consist of the following:

	2007	2006	2005
	(Dollars in thousands)
Fixed income securities:
Gross gains	$2,273	$5,961	$842
Gross losses	(974)	(3,657)	(1,113)

Net gains (losses)	1,299	2,304	(271)
Equity securities:
Gross gains	14,632	3,600	5,845
Gross losses	(14,612)	(2,500)	(1,594)

Net gains	20	1,100	4,251
Short-term investments:
Gross gains	—	—	—
Gross losses	(129)	(3,086)	(17)

Net losses	(129)	(3,086)	(17)

Investment in unconsolidated subsidiaries:
Settlement gain on sale of unconsolidated subsidiary	12,670	—	—
Impairment of unconsolidated subsidiaries	(38,499)	—	(2,099)

Net realized investment (losses) gains before income taxes	(24,639)	318	1,864
Income tax (benefit) expense	(8,624)	111	652

Total net realized investment (losses) gains after income taxes	$(16,015)	$207	$1,212

Unrealized Investment Gains and Losses—The reclassification adjustment relating to the change in unrealized investment gains and losses is as follows:

	2007	2006	2005
	(Dollars in thousands)
Total change in unrealized gains arising during the year, net of taxes	$(61,258)	$(1,049)	$(20,486)
Less: Realized investment gains, net of income taxes	679	1,791	2,697

Change in unrealized gains arising during the year, net of deferred tax (benefit) expense of ($26,501), $497 and ($13,674), respectively	$(61,937)	$(2,840)	$(23,183)

Aging of Unrealized Losses—The following table shows the gross unrealized losses and fair value of the Company’s investments, aggregated by investment category and the length of time the individual securities have been in a continuous unrealized loss position as of December 31, 2007 and 2006:

	Less than 12 months		12 months or more		Total
December 31, 2007	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(Dollars in thousands)
Fixed income securities:
U.S. municipal bonds	$135,690	$(3,244)	$7,201	$(186)	$142,891	$(3,430)
Foreign governments	28,217	(850)	43,694	(1,207)	71,911	(2,057)
Corporate bonds	53,525	(1,190)	62,147	(2,590)	115,672	(3,780)
U.S. government and agencies	100	—	145	—	245	—

Total fixed income securities	217,532	(5,284)	113,187	(3,983)	330,719	(9,267)
Equity securities:
Common stocks	14,395	(339)	—	—	14,395	(339)
Preferred stocks	275,852	(34,908)	—	—	275,852	(34,908)

Total equity securities	290,247	(35,247)	—	—	290,247	(35,247)

Total	$507,779	$(40,531)	$113,187	$(3,983)	$620,966	$(44,514)

	Less than 12 months		12 months or more		Total
December 31, 2006	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(Dollars in thousands)
Fixed income securities:
U.S. municipal bonds	$65,748	$(246)	$—	$—	$65,748	$(246)
Foreign governments	48,841	(538)	—	—	48,841	(538)
Corporate bonds	60,136	(688)	13,909	(146)	74,045	(834)
U.S. government and agencies	950	(3)	373	(7)	1,323	(10)

Total fixed income securities	175,675	(1,475)	14,282	(153)	189,957	(1,628)
Equity securities:
Common stocks	5,676	(285)	—	—	5,676	(285)
Preferred stocks	5,489	(55)	—	—	5,489	(55)

Total equity securities	11,165	(340)	—	—	11,165	(340)

Total	$186,840	$(1,815)	$14,282	$(153)	$201,122	$(1,968)

Unrealized losses in 2007 on fixed income securities were primarily due to increases in interest rates and widening of credit spreads. Unrealized losses in 2007 on preferred securities were primarily due to widening of credit spreads. The Company determined that these securities are not considered to be other-than-temporarily impaired as the Company has the intent and ability to hold such investments until they recover in value or mature. The Company determined that the decline in the fair value of certain investments met the definition of other-than-temporary impairment and recognized realized pretax losses of $6.1 million, $6.2 million and $0.6 million in 2007, 2006, and 2005 respectively.

Investment Concentrations and Other Items—The Company maintains a diversified portfolio principally of U.S. municipal bonds. The following states and the District of Columbia represent the largest concentrations in the U.S. municipal bond portfolio, expressed as a percentage of the fair value of all U.S. municipal bond holdings. Holdings in states and the District of Columbia that exceed 5% of the U.S. municipal bond portfolio at December 31, for the respective years are presented below:

	2007	2006
New York	21.0%	19.7%
Texas	15.2%	17.1%
California	13.0%	5.7%
Illinois	8.7%	11.4%
Massachusetts	8.1%	9.5%
Washington	7.5%	5.9%
District of Columbia	6.5%	5.9%

At December 31, 2007, fixed income securities and short-term investments with a fair value of $15.3 million were on deposit with regulatory authorities as required by law.

NOTE 5. INVESTMENTS IN UNCONSOLIDATED SUBSIDIARIES

Investments in the Company’s unconsolidated subsidiaries include both equity investees and other unconsolidated subsidiaries. The carrying values of the Company’s investments in unconsolidated subsidiaries consisted of the following as of December 31, 2007 and December 31, 2006:

	December 31, 2007	Ownership Percentage	December 31, 2006	Ownership Percentage
	(Dollars in thousands)
FGIC	$103,644	42.0%	$856,519	42.0%
CMG MI	131,225	50.0%	132,403	50.0%
RAM Re	60,017	23.7%	93,730	23.7%
Other*	14,914	various	17,735	various

Total	$309,800		$1,100,387

*	Other represents principally various limited partnership investments.

As of December 31, 2007, the carrying value of the Company’s investment in FGIC was $103.6 million, compared to $856.5 million as of December 31, 2006. The carrying value includes the Company’s proportionate share of FGIC’s net unrealized gains (losses) in its investment portfolio.

In connection with the preparation of the Company’s consolidated financial statements for the year ended December 31, 2007, the Company realized an other-than-temporary impairment of $38.5 million due to continuing deterioration of the credit market, rating agency actions and declines in RAM Re’s share price. This impairment charge was based on the difference between the Company’s investment balance in RAM Re as of December 31, 2007 before the impairment and the Company’s share of RAM Re’s market value as of September 30, 2007, due to a one quarter accounting lag. The Company will continue to evaluate the investment for possible additional impairment in future periods.

Equity in (losses) earnings from unconsolidated subsidiaries consisted of the following for the periods presented below:

	2007	Ownership Percentage	2006	Ownership Percentage		2005	Ownership Percentage
	(Dollars in thousands)
FGIC	$(763,290)	42.0%	$98,510	42.0%		$74,924	42.0%
CMG MI	17,119	50.0%	20,308	50.0%		18,811	50.0%
RAM Re	4,457	23.7%	8,703	23.7	% *	4,828	24.9%
Other	214	various	(212)	various		(678)	various

Total	$(741,500)		$127,309			$97,885

*	During the second quarter of 2006, the Company’s ownership percentage of RAM Re decreased from 24.9% to 23.7% as a result of the initial public offering of RAM Re.

FGIC’s condensed balance sheets as of December 31, 2007 and 2006, and condensed statements of operations for the years ended December 31, 2007, 2006, and 2005 are as follows:

	December 31, 2007	December 31, 2006
	(Dollars in thousands)
Condensed Balance Sheets
Assets
Investments, available for sale, at fair value	$4,102,866	$3,867,039
Variable interest entity fixed maturity securities, held to maturity, at amortized cost	750,000	750,000
Cash and cash equivalents	140,590	33,278
Accrued investment income	55,745	50,214
Policy acquisition costs deferred, net	107,854	93,170
Deferred income tax assets	839,265	3,491
Accounts receivable and other assets	433,047	216,040

Total assets	$6,429,367	$5,013,232

Liabilities
Reserve for losses and loss adjustment expenses	$1,267,420	$40,299
Unearned premiums	1,458,476	1,347,592
Derivative liabilities	1,938,930	1,817
Accounts payable and other liabilities	106,718	196,191
Variable interest entity floating rate notes	750,000	750,000
Debt	323,397	323,373

Total liabilities	5,844,941	2,659,272
Shareholders’ equity	584,426	2,353,960

Total liabilities and shareholders’ equity	$6,429,367	$5,013,232

	Year Ended December 31,
	2007	2006	2005
	(Dollars in thousands)
Condensed Statements of Operations
Gross revenues	$(1,426,949)	$444,756	$344,070
Total expenses	1,378,254	116,511	96,960

(Loss) income before income taxes	(2,805,203)	328,245	247,110
Income tax (benefit) expense	(996,309)	80,401	56,644

Net (loss) income	(1,808,894)	247,844	190,466
Preferred stock dividends	(14,566)	(18,485)	(17,295)

Net (loss) income available to common shareholders	(1,823,460)	229,359	173,171
TPG’s ownership interest in common equity	42.0%	42.0%	42.0%

TPG’s proportionate share of net (loss) income available to common stockholders	(765,499)	96,301	72,715
TPG’s proportionate share of management fees	2,209	2,209	2,209

Total equity in (losses) earnings from FGIC	$(763,290)	$98,510	$74,924

CMG MI’s condensed balance sheets as of December 31, 2007 and 2006, and condensed statements of operations for the years ended December 31, 2007, 2006, and 2005 are as follows:

	December 31, 2007	December 31, 2006
	(Dollars in thousands)
Condensed Balance Sheets
Assets:
Cash and investments, at fair value	$290,173	$282,600
Deferred policy acquisition costs	9,384	8,047
Other assets	16,837	14,572

Total assets	$316,394	$305,219

Liabilities:
Reserve for losses and loss adjustment expenses	$28,815	$13,741
Unearned premiums	23,274	24,334
Other liabilities	8,554	9,045
Total liabilities	60,643	47,120

Shareholders’ equity	255,751	258,099

Total liabilities and shareholders’ equity	$316,394	$305,219

	Year ended December 31,
	2007	2006	2005
	(Dollar in thousands)
Condensed Statements of Operations
Gross revenues	$92,878	$80,937	$74,252
Total expenses	44,223	22,913	20,642

Income before income taxes	48,655	58,024	53,610
Income tax expense	14,417	17,409	15,988

Net income	34,238	40,615	37,622
PMI’s ownership interest in common equity	50.0%	50.0%	50.0%

Total equity in earnings from CMG MI	$17,119	$20,308	$18,811

NOTE 6. PROPERTY, EQUIPMENT AND SOFTWARE

The following table sets forth the cost basis of, and accumulated depreciation and amortization for, property, equipment and software for the years ended:

	2007	2006
	(Dollars in thousands)
Software	$185,376	$173,708
Building and leasehold improvements	98,467	98,115
Furniture and equipment	47,484	45,883
Land	5,000	5,000

Property and equipment, at cost	336,327	322,706
Less accumulated depreciation and amortization	(179,019)	(151,173)

Total property, equipment and software, net of accumulated depreciation and amortization	$157,308	$171,533

Depreciation and amortization expense related to property, equipment including capital lease, and software totaled $30.6 million in 2007, $31.0 million in 2006 and $27.6 million in 2005. Capitalized costs associated with software developed for internal use were $15.8 million in 2007, $15.6 million in 2006 and $34.9 million in 2005.

NOTE 7. DEFERRED POLICY ACQUISITION COSTS

The following table summarizes deferred policy acquisition cost activity as of and for the years ended:

	2007	2006	2005
	(Dollars in thousands)
Beginning Balance	$47,611	$49,471	$55,570
Policy acquisition costs incurred and deferred	58,377	51,264	55,440
Amortization of deferred policy acquisition costs	(87,683)	(53,124)	(61,539)

Balance at December 31,	$18,305	$47,611	$49,471

Deferred policy acquisition costs are affected by qualifying costs that are deferred in the period and amortization of previously deferred costs in such periods. In periods where new business activity is declining, the asset will generally decrease because the amortization of previously deferred policy acquisition costs exceeds the amount of acquisition costs being deferred. Conversely, in periods where there is significant growth in new business, the asset will generally increase because the amount of acquisition costs being deferred exceeds the amortization of previously deferred policy acquisition costs.

Deferred policy acquisition costs are reviewed periodically to determine that they do not exceed recoverable amounts, after considering investment income. For the year ended December 31, 2007, the Company performed a recoverability analysis of deferred costs relating to new mortgage insurance policies acquired in 2007. As a result of this analysis, the Company impaired its deferred policy acquisition cost asset related to its U.S. Mortgage Operations by $33.6 million relating to the 2007 book year. The impairment of all costs associated with the 2007 book year as of December 31, 2007 was driven by expected loss development under various scenarios and our determination that the costs were not recoverable. The Company also impaired $2.2 million of deferred policy acquisition cost assets relating to PMI Europe for the year ended December 31, 2007.

NOTE 8. RESERVE FOR LOSSES AND LOSS ADJUSTMENT EXPENSES (LAE)

The Company establishes reserves for losses and LAE to recognize the estimated liability for potential losses and LAE related to insured mortgages that are in default. The establishment of a loss reserve is subject to inherent uncertainty and requires significant judgment by management. The following table provides a reconciliation of the beginning and ending consolidated reserves for losses and LAE between January 1 and December 31 for each of the three years:

	2007	2006	2005
	(Dollars in thousands)
Balance at January 1,	$384,089	$360,360	$355,058
Less: reinsurance recoverables	(3,741)	(3,278)	(3,324)

Net balance at January 1,	380,348	357,082	351,734
Losses and LAE incurred, principally with respect to defaults occurring in:
Current year	914,333	261,282	251,007
Prior years (1)	208,565	4,991	4,276

Total incurred	1,122,898	266,273	255,283
Losses and LAE payments, principally with respect to defaults occurring in:
Current year	(43,643)	(22,161)	(19,627)
Prior years	(323,755)	(222,491)	(227,884)

Total payments	(367,398)	(244,652)	(247,511)

Foreign currency translation effects	1,894	1,645	(2,424)

Net change in PMI Guaranty’s loss reserves (2)	2,650	—	—

Net ending balance at December 31,	1,140,392	380,348	357,082
Reinsurance recoverables	36,917	3,741	3,278

Balance at December 31,	$1,177,309	$384,089	$360,360

(1)	The $208.6 million, $5.0 million and $4.3 million increases in losses and LAE incurred in prior years, in 2007, 2006 and 2005, respectively, were due to re-estimates of ultimate claim rates and claim sizes from those established at the original notice of default, updated through the periods presented. These re-estimates of ultimate loss rates and amounts are the result of management’s periodic review of estimated claim amounts in light of actual claim amounts, loss development data and/or expected ultimate claim rates. The increases in prior years’ reserves in 2007, 2006 and 2005 were primarily due to the significant weakening of the U.S. housing and mortgage markets and were driven by lower cure rates, higher claim rates and higher claim sizes.

(2)	Includes losses and LAE incurred of $2.7 million for year ended December 31, 2007 from PMI Guaranty which is reported as discontinued operations in the consolidated statement of operations.

The increase in total consolidated loss reserves at December 31, 2007 compared to December 31, 2006 was primarily due to increases in the reserve balances for U.S. Mortgage Insurance Operations as a result of an increase in default inventory, higher claim rates and higher average claim sizes and severity. Continuing deterioration of the U.S. housing and mortgage markets caused PMI’s Loss and LAE and default inventory to increase significantly in 2007. Higher claim rates have been driven by home price declines and diminished availability of certain loan products, both of which constrain refinancing opportunities, and result in a decrease in the percentage of the default inventory that is returning to current status. The increase in PMI’s average claim sizes has been driven by higher loan sizes and coverage levels in PMI’s portfolio, and declining home prices which limit PMI’s loss mitigation opportunities. Upon receipt of a default notice, future claim payments are estimated relating to those delinquent loans and a reserve is recorded. Generally, it takes approximately 12 to 36 months from the receipt of a default notice to result in a claim payment. Accordingly, most losses paid relate to default notices received in prior years.

NOTE 9. DEBT AND REVOLVING CREDIT FACILITY

As of December 31, 2007 and 2006, the carrying value of long-term debt outstanding issued by The PMI Group, was as follows:

	As of December 31,
	2007	2006
	(Dollars in thousands)
6.000% Senior Notes, due 2016	$250,000	$250,000
6.625% Senior Notes, due 2036	150,000	150,000
5.568% Senior Notes, due November 15, 2008 (1)	45,000	45,000
8.309% Junior Subordinated Debentures, due February 1, 2027	51,593	51,593

Total debt	$496,593	$496,593

(1)	Prior to August 10, 2006, the interest rate on these Senior Notes was 3.0%. Pursuant to the remarketing that occurred on August 10, 2006, the interest rate was increased to 5.568%.

6.000% and 6.625% Senior Notes—In September 2006, the Company issued $250 million in principal amount of 6.000% Senior Notes, due September 15, 2016 and $150 million in principal amount of 6.625% Senior Notes, due September 15, 2036. The 6.000% Senior Notes and the 6.625% Senior Notes bear interest at a rate of 6.000% and 6.625% per annum, payable semi-annually in arrears on March 15 and September 15 of each year, beginning on March 15, 2007. The PMI Group may redeem the 6.000% and 6.625% Senior Notes in whole or in part at any time at the “make-whole redemption price”. The “make-whole redemption price” will be equal to the greater of (a) 100% of the principal amount of the 6.000% and 6.625% Senior Notes to be redeemed and (b) the sum of the present values of the remaining scheduled payments thereon discounted to the date of redemption, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the applicable treasury rate plus 25 basis points for the 6.000% Senior Notes and 35 basis points for the 6.625% Senior Notes, plus in the case of either (a) or (b), any interest accrued but not paid to but excluding the date of redemption. In connection with the issuance of these Senior Notes, the Company entered into two interest rate lock agreements which were designated as cash flow hedges. The fair value of the cash flow hedges was settled for $9.0 million and is amortized into interest expense over the terms of the new senior debt that was issued. As of December 31, 2007, the unamortized balance in the other comprehensive income related to these fair value hedges was approximately $8.2 million (pre-tax).

5.568% Senior Notes—In August 2006, the Company completed the remarketing of approximately $345 million in principal amount of senior notes maturing in November 2008, which are referred to as the 5.568% Senior Notes. As a result of the remarketing, the annual interest rate on these notes was reset from 3.00% per annum to 5.568% per annum, paid quarterly, effective from and including August 15, 2006. In connection with the remarketing, the Company purchased and cancelled $300.0 million in principal amount of the 5.568% Senior Notes, leaving $45.0 million in principal amount of these notes outstanding after completion of the remarketing.

8.309% Junior Subordinated Debentures—The Junior Subordinated Debentures bear interest at the rate of 8.309% per annum paid semiannually and mature on February 1, 2027. The Junior Subordinated Debentures are subordinated to all senior indebtedness of The PMI Group.

Revolving Credit Facility—The Company has a $400 million revolving credit facility for working capital, capital expenditures and other business purposes. The facility includes a $50 million letter of credit sub-limit. The revolving credit facility contains certain financial covenants and restrictions, including an adjusted consolidated net worth threshold and a risk-to-capital ratio threshold of 23 to 1. There are no amounts outstanding related to the facility. There were three letters of credit for approximately $1.9 million outstanding under the revolving credit facility as of December 31, 2007.

The Company reached an agreement with its lenders on March 16, 2008 to amend its revolving credit facility. While the amendment reduces the facility size from $400 million to $300 million at the outset, the facility’s net worth covenant is reduced to approximately $1.5 billion. In calculating the Company’s net worth under the covenant, the amendment allows the Company to exclude unrealized CDS-related mark-to-market losses of FGIC, RAM Re and PMI Europe and include accumulated other comprehensive income. The Company’s ability to borrow under the amended facility is subject to a number of conditions, including that the stock of PMI has been pledged in favor of the lenders under the facility in the form and substance satisfactory to the administrative agent and a majority in interest of the lenders in their sole and absolute discretion. The revolving credit facility contains certain additional financial covenants and restrictions, including restrictions on asset dispositions and investments. See Note 22. Subsequent Events, for further discussion.

NOTE 10. FAIR VALUE OF FINANCIAL INSTRUMENTS

In the normal course of business, the Company invests in various financial assets and incurs various financial liabilities. The estimated fair value of the financial instruments indicated in the table below has been determined by available market information and appropriate valuation methodology. The carrying values of cash and cash equivalents and accrued investment income approximate their fair values primarily due to their liquidity and short-term nature. The estimated fair value of the outstanding debt has been determined by quoted market price.

	As of December 31,
	2007		2006
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
	(Dollars in thousands)
Assets
Fixed income securities	$2,018,148	$2,018,148	$1,888,961	$1,888,961
Equity securities	416,881	416,881	376,589	376,589
Short-term investments	2,251	2,251	2,229	2,229
Cash and cash equivalents	354,508	354,508	348,631	348,631
Accrued investment income	34,067	34,067	30,561	30,561
Liabilities
Derivative liabilities	$26,921	$26,921	$3,660	$3,660
Senior Notes, 6.000%	250,000	213,518	250,000	254,595
Senior Notes, 6.625%	150,000	132,975	150,000	161,625
Senior Notes, 5.568%	45,000	44,558	45,000	44,892
Junior Subordinated Debentures, 8.309%	51,593	53,256	51,593	53,821

Considerable judgment is required in interpreting market data to develop the estimates of fair value and, therefore, changes in the assumptions may have a material effect on the fair valuation estimates. A number of the Company’s other significant assets and liabilities, including deferred policy acquisition costs, real estate owned, property, equipment and software, loss and LAE reserves, unearned premiums, and deferred income taxes are not considered financial instruments.

NOTE 11. REINSURANCE

The following table shows the effects of reinsurance on premiums written, premiums earned and losses and LAE of the Company’s operations for the years ended:

	2007	2006	2005
	(Dollars in thousands)
Premiums written
Direct	$984,903	$825,291	$828,036
Assumed	10,040	7,578	23,671
Ceded	(181,021)	(159,998)	(157,900)

Net premiums written	$813,922	$672,871	$693,807

Premiums earned
Direct	$986,591	$860,118	$834,129
Assumed	7,657	8,773	20,553
Ceded	(178,808)	(159,359)	(160,861)

Net premiums earned	$815,440	$709,532	$693,821

Losses and loss adjustment expenses
Direct	$1,157,378	$268,159	$256,307
Assumed	(9)	(439)	700
Ceded	(34,471)	(1,447)	(1,724)

Net losses and LAE	$1,122,898	$266,273	$255,283

The majority of the Company’s existing reinsurance contracts are captive reinsurance agreements in the U.S. Mortgage Insurance Operations. Under captive reinsurance agreements, a portion of the risk insured by PMI is reinsured with the mortgage originator or investor through a reinsurer that is affiliated with the mortgage originator or investor. Ceded premiums for U.S. captive reinsurance accounted for 99.2% of total ceded premiums written in 2007 compared to 99.8% and 99.8% in 2006 and 2005, respectively. The Company recorded $36.9 million in reinsurance recoverables primarily from captive arrangements related to PMI’s gross loss reserves as of December 31, 2007, compared to $3.7 million as of December 31, 2006. As of December 31, 2007, the total assets in captive trust accounts held for the benefit of PMI totaled approximately $701.8 million.

NOTE 12. INCOME TAXES

	2007	2006	2005
	(In thousands)
Current	$(27,920)	$83,730	$30,396
Deferred	(218,602)	18,886	64,412

Total income tax (benefit) expense	$(246,522)	$102,616	$94,808

Section 832(e) of the Internal Revenue Code permits mortgage guaranty insurers to deduct, within certain limitations, additions to statutory contingency reserves. This provision allows mortgage guaranty insurers to increase statutory unassigned surplus through the purchase of non-interest bearing “tax and loss bonds” from the federal government. The tax and loss bonds purchased are limited to the tax benefit of the deduction for additions to the contingency reserves. The Company purchased $51.0 million and $90.0 million of tax and loss bonds in 2006 and 2005, respectively, and did not purchase any tax and loss bonds in 2007. The Company redeemed tax and loss bonds of $62.7 million in 2007 and $48.6 million in 2006. The purchase and redemption of tax and loss bonds are included as a deferred component of income tax expense. The increase in current and decrease in deferred income tax expense in 2006 as compared to 2005 is primarily attributable to reduced purchases of tax and loss bonds offset by an increase in utilization of alternative minimum tax credits. The decrease in current and deferred income tax expense in 2007 as compared to 2006 is primarily attributable to the reversal of contingency reserve deductions related to tax and loss bonds.

The components of the income tax expense for 2007 included a foreign tax benefit for current tax of $1.2 million and a deferred tax benefit of $1.3 million primarily related to PMI Europe.

A reconciliation of the statutory federal income tax rate to the effective tax rate reported on (loss) income from continuing operations before income taxes is shown in the following table:

	2007	2006	2005
Statutory federal income tax rate	35.0%	35.0%	35.0%
Tax-exempt interest	2.1	(6.3)	(6.5)
Equity in (losses) earnings from unconsolidated subsidiaries	(3.9)	(7.2)	(5.9)
Valuation allowance	(13.4)	—	—
State taxes, net	0.3	0.9	0.5
Foreign taxes, net	(0.4)	(1.1)	(1.8)
Other	(0.1)	2.4	1.5

Effective income tax rate	19.6%	23.7%	22.8%

PMI has provided for U.S. federal income tax on the undistributed earnings from its foreign subsidiaries and foreign corporate joint ventures, except to the extent that such earnings are reinvested indefinitely.

The Company has foreign net operating loss carryforwards of approximately $18 million that will expire in 2012-2027, or will carryforward indefinitely. The Company has recorded a tax benefit of $0.9 million attributable to these losses, based on the expectation that such losses will be utilized in future years. Additionally, state deferred tax liabilities related to investments in certain subsidiaries reflect tax benefits of approximately $2.6 million attributable to approximately $21 million of state operating loss carryforwards that could reduce future dividend income.

The Company has tax credit carryforwards of approximately $55.5 million, primarily related to Alternative Minimum Taxes.

The components of the deferred income tax assets and liabilities for the years ended are as follows:

	December 31, 2007	December 31, 2006
	(Dollars in thousands)
Deferred tax assets:
AMT and other credits	$55,473	$51,989
Discount on loss reserves	18,384	6,861
Unearned premium reserves	6,979	7,141
Basis difference on investments in unconsolidated subsidiaries	214,258	—
Pension costs and deferred compensation	12,987	16,472
Other assets	10,506	13,301

Total deferred tax assets	318,587	95,764

Deferred tax liabilities:
Contingency reserve deduction, net of tax and loss bonds	2,339	64,037
Deferred policy acquisition costs	5,580	16,132
Unrealized net gains on investments	21,316	44,136
Software development costs	21,683	24,959
Equity in earnings from unconsolidated subsidiaries	40,126	55,646
Other liabilities	10,565	2,378

Total deferred tax liabilities	101,609	207,288

Net deferred tax asset (liability) - before valuation allowance	216,978	(111,524)
Valuation allowance	(168,103)	—

Net deferred tax asset (liability) - after valuations allowance	$48,875	$(111,524)

The Company established a valuation allowance of approximately $168.1 million against a $214.3 million deferred tax asset, upon the recognition of losses from FGIC and RAM Re, in excess of their tax basis. The Company did not record a full valuation against the deferred tax asset, as it is management’s expectation that some portion of the tax benefit may be realized. Additional tax benefits could be recognized in the future if management determines that realization is more likely than not to occur.

The Company adopted the provisions of FIN 48 on January 1, 2007. As a result of the implementation of FIN 48, the Company recognized approximately a $15.6 million increase in deferred tax liabilities, which was accounted for as a reduction to the January 1, 2007 balance of consolidated retained earnings. This liability was accrued upon adoption of FIN 48 and after consideration of certain 2004 California legislation relating to the taxation of insurance companies that could impact the Company’s future tax payments. Additionally, the Company has unrecognized tax benefits of approximately $2.6 million as of December 31, 2007, which if recognized, would affect the Company’s future effective tax rate. Of this total, approximately $2.5 million had been accrued as of December 31, 2006.

When incurred, the Company recognizes interest and penalties accrued related to unrecognized tax benefits in tax expense. The Company incurred interest and penalties of approximately $0.1 million in 2007. The Company remains subject to examination in the following major tax jurisdictions:

Jurisdiction	Years Affected
California	from 2003 to present
Ireland	from 2005 to present
Canada	from 2006 to present

As of December 31, 2007, while the Company is subject to federal examination in the U.S. from 2001 through the present, the IRS has recently closed its audit for taxable years 2001 through 2003.

NOTE 13. COMMITMENTS AND CONTINGENCIES

Leases—The Company leases certain office space and office equipment. Minimum rental payments under non-cancelable operating leases and capital leases in the aggregate for the five years subsequent to 2007 and thereafter are as follows:

	Capital Leases	Operating Leases	Total
	(Dollars in thousands)
Year ending December 31,
2008	$642	$2,575	$3,217
2009	642	2,267	2,909
2010	161	1,893	2.054
2011	—	1,292	1,292
2012	—	1,050	1,050
Thereafter	—	1,455	1,455

Total minimum lease payments	$1,445	$10,532	$11,977

Rent expense for all leases was $ 3.5 million for 2007, $5.1 million for 2006 and $3.8 million for 2005.

Income Taxes—As of December 31, 2007, no tax issues from the recently closed IRS audit would, in the opinion of management, give rise to a material assessment or have a material effect on the consolidated financial condition, results of operations or cash flows of the Company.

Indemnification — mortgage-backed securities — In connection with structured transactions in the U.S., Europe and Australia, the Company is often required to provide narrative and/or financial information relating to the Company and its subsidiaries to mortgage-backed securities issuers for inclusion in the relevant offering documents and the issuers’ ongoing SEC filings. In connection with the provision of such information, the Company and its subsidiaries may be required to indemnify the issuer of the mortgage-backed securities and the underwriters of the offering with respect to the information’s accuracy and completeness and its compliance with applicable securities laws and regulations.

Indemnification — SPS — As part of the sale of the Company’s interest in SPS in 2005, the Company and SPS’s other prior shareholders have indemnified CSFB for certain liabilities relating to SPS’s operations. Based on the settlement agreement dated January 25, 2008, there was no indemnification obligation remaining related to SPS.

Guarantees — The PMI Group has guaranteed certain payments to the holders of the privately issued debt securities (“Capital Securities”) issued by PMI Capital I. Payments with respect to any accrued and unpaid distributions payable, the redemption amount of any Capital Securities that are called and amounts due upon an involuntary or voluntary termination, winding up or liquidation of the Issuer Trust are subject to the guarantee. In addition, the guarantee is irrevocable, is an unsecured obligation of the Company and is subordinate and junior in right of payment to all senior debt of the Company.

Funding Obligations — The Company has invested in certain limited partnerships with ownership interests greater than 3% but less than 50%. As of December 31, 2007, the Company had committed to fund, if called upon to do so, $6.7 million of additional equity in certain limited partnership investments. In addition, the Company is under no obligation to fund additional capital to FGIC or RAM Re, two unconsolidated equity investees.

Collateral Support Agreements – PMI Europe has entered into a number of collateral support agreements in respect of certain credit default swap and reinsurance transactions it has concluded. Under these agreements PMI Europe may be required to pledge collateral for the benefit of the counterparty. As of December 31, 2007, PMI Europe has pledged collateral of $4.2 million for one credit default swap transaction.

Legal Proceedings — Various legal actions and regulatory reviews are currently pending that involve the Company and specific aspects of its conduct of business. Although there can be no assurance as to the ultimate disposition of these matters, in the opinion of management, based upon the information available as of the date of these financial statements, the expected ultimate liability in one or more of these actions is not expected to have a material effect on the consolidated financial condition, results of operations or cash flows of the Company.

NOTE 14. DIVIDENDS AND SHAREHOLDERS’ EQUITY

Common Stock— In March 2007, the Company repurchased 325,000 common shares for $14.2 million under a $400 million common share repurchase program authorized by the Board of Directors in July 2006. In February 2007, the Board of Directors authorized a common share repurchase program in an amount not to exceed $150 million. Pursuant to this program, in June 2007, the Company repurchased 468,500 common shares for $22.7 million, or $48.48 per common share. In July 2007, the Board of Directors increased the $150 million repurchase authorization to $300 million. From July 1, 2007 through September 30, 2007, the Company repurchased 5,454,381 common shares for $178.0 million, or $32.64 per common share. While approximately $100.0 million remains on the $300 million repurchase authorization, the Company did not repurchase any common shares in the fourth quarter of 2007.

In May 2007, upon completion of a $345 million accelerated share repurchase program entered into in 2006, The PMI Group received the final delivery of 436,152 common shares bringing the total received under the accelerated share repurchase program to 7,624,700 shares. The average price paid per common share upon completion of this program was $45.25 per common shares.

Dividends—PMI’s ability to pay dividends to The PMI Group is affected by state insurance laws, credit agreements, credit rating agencies, and the discretion of insurance regulatory authorities. The laws of Arizona, PMI’s state of domicile for insurance regulatory purposes, provide that PMI may pay dividends out of any available surplus account, without prior approval of the Director of the Arizona Department of Insurance, during any 12-month period in an amount not to exceed the lesser of 10% of policyholders’ surplus as of the preceding year end or the prior calendar year’s net investment income. A dividend that exceeds the foregoing threshold is deemed an “extraordinary dividend” and requires the prior approval of the Director of the Arizona Department of Insurance. In December 2006, the Director of the Arizona Department of Insurance approved an extraordinary dividend request of $250 million and a $100 million installment was paid to The PMI Group in the form of a return of capital. In April 2007, an additional $200 million extraordinary dividend was approved by the Director of the Arizona Department of Insurance. In 2007, PMI paid $165 million in dividends to The PMI Group. As of December 31, 2007, there was $185 million of remaining approved dividends.

Other states may also limit or restrict PMI’s ability to pay shareholder dividends. For example, California and New York prohibit mortgage insurers from declaring dividends except from the surplus of undivided profits over the aggregate of their paid-in capital, paid-in surplus and contingency reserves.

In addition to its consolidated subsidiaries, The PMI Group may in the future derive funds from its unconsolidated equity investments, including its investment in FGIC. FGIC’s ability to pay dividends is subject to restrictions contained in applicable state insurance laws and regulations, FGIC Corporation’s certificate of incorporation, a stockholders agreement between The PMI Group and other investors in FGIC Corporation, and covenants included in its 6.0% senior notes.

Preferred Stock—The PMI Group’s certificate of incorporation authorizes the Board of Directors to issue up to 5,000,000 shares of preferred stock of The PMI Group in classes or series and to set the designations, preferences, qualifications, limitations or restrictions of any class or series with respect to the rate and nature of dividends, the price and terms and conditions on which shares may be redeemed, the amount payable in the event of voluntary or involuntary liquidation, the terms and conditions for conversion or exchange into any other class or series of the shares, voting rights, and other terms. The Company may issue, without the approval of the holders of common shares, preferred stock that has voting, dividend or liquidation rights superior to the common stock, which may adversely affect the rights of holders of common stock.

Pursuant to the support agreement described in Note 20, Capital Support Agreements, the Company has agreed that, in the event that Allstate, the Company’s former parent, makes a payment contemplated by the Allstate Support Agreements or the runoff support agreement, Allstate will have the right to receive preferred stock of The PMI Group or PMI with a liquidation preference equal to the amount of such payment. Such preferred stock will rank senior in right of payment to the issuer’s common stock and, so long as such preferred stock is outstanding, the issuer thereof will be prohibited from paying any dividends or making any other distributions on its common stock.

NOTE 15. BENEFIT PLANS

Effective January 1, 2003, all U.S. full-time and part-time employees of the Company are eligible to participate in the Retirement Plan, a noncontributory defined benefit plan. The Plan generally has been funded by the Company to the fullest extent permitted by federal income tax rules and regulations. In addition, certain employees whose annual earnings exceed $220,000 under Internal Revenue Code (“IRC”) Section 401(a)(17) and limits established under IRC Section 415, participate in the SERP Plan, a noncontributory defined benefit plan. Benefits under both pension plans are based upon the employees’ length of service, average annual compensation and estimated social security retirement benefits.

On May 17, 2007, The PMI Group’s Board of Directors approved an amendment to the Retirement Plan. The amendment changed the Plan’s benefit formula from a “final pay” pension formula to a cash balance formula. The amendment takes effect immediately for employees hired or rehired on or after September 1, 2007. For employees hired before and continuously employed on September 1, 2007, the amendment will take effect on January 1, 2011. Under the new cash balance plan formula, the Company will contribute 8% of qualified employees’ compensation to cash balance accounts and credit interest at a rate equal to the 30-year Treasury Bond rate.

The Company provides certain health care and life insurance benefits for retired employees under another post-employment benefit plan. Generally, qualified employees may become eligible for these benefits if they retire in accordance with the Company’s established retirement policy and are continuously insured under the Company’s group plans or other approved plans for ten or more years prior to retirement. The Company contributes a fixed dollar subsidy towards the cost of coverage. Retirees are expected to pay all amounts in excess of the Company’s fixed dollar subsidy. The Company assessed the impact on liabilities due to the Medical Prescription Drug, Improvement and Modernization Act of 2003 and determined that it is not material to the Company’s liability under these benefit plans.

The reconciliation of the beginning and ending balances of the projected benefit obligation and fair value of plan assets for the years ended and the accumulated benefit obligation at year end is as follows:

	Pension Benefits (including SERP)			Other Post-Employment Benefits
	2007	2006	2005	2007	2006	2005
	(Dollars in thousands, except percentages)
Funded Status
Projected Benefit Obligation
Benefit obligation at January 1	$85,921	$94,105	$78,508	$10,248	$9,875	$8,938
Service cost	8,278	10,249		507	564	617
Interest cost	5,226	6,007	9,456	648	585	507
Actuarial loss (gain)	1,696	(3,735)	4,950	27	(393)	13
Benefits paid	(3,302)	(6,770)	5,169	(384)	(383)	(200)
Effect of plan amendments	(11,855)	—	(3,978)	—	—	—
Effect of settlement	—	(13,935)	—	—	—	—

Benefit obligation at December 31	$85,964	$85,921	$94,105	$11,046	$10,248	$9,875

Fair Value of Plan Assets
Fair value of plan assets at January 1	$77,596	$64,904	$60,279	$—	$—	$—
Actual return on plan assets	6,576	9,139	4,029	—	—	—
Company contribution	10,228	24,258	4,574	384	383	200
Benefits paid	(3,302)	(20,705)	(3,978)	(384)	(383)	(200)

Fair value of plan assets at December 31	$91,098	$77,596	$64,904	$—	$—	$—

Funded status
Funded status of plan at December 31	$5,134	$(8,325)	$(29,201)	$(11,046)	$(10,248)	$(9,875)

Accumulated benefit obligation	$77,571	$65,368	$65,085	N/A	N/A	N/A

Included in the overfunded status of the pension benefits is the underfunded status of The SERP Plan of $6.8 million and the overfunded status of the Retirement Plan of $11.9 million resulting in a net overfunded status of $5.1 million. No plan assets are expected to be returned to the Company during the year ending December 31, 2008.

	Pension Benefits (including SERP)			Other Post-Employment Benefits
	2007	2006	2005	2007	2006	2005
	(Dollars in thousands, except percentages)
Components of net periodic benefit cost
Service cost	$8,278	$10,249	$9,456	$507	$564	$617
Interest cost	5,226	6,007	4,950	648	585	507
Expected return on assets	(6,968)	(5,728)	(4,725)	—	—	—
Prior service cost amortization	(964)	(21)	(21)	(838)	(838)	(838)
Actuarial loss recognized	463	1,200	666	437	338	305
Additional cost related to settlement	—	6,164	—	—	—	—

Net periodic benefit cost	$6,035	$17,871	$10,326	$754	$649	$591

Assumptions to determine net periodic benefit cost
Discount rate	6.06%*	5.75%	5.75%	5.89%	5.75%	5.75%
Expected return on plan assets	8.00%	8.00%	8.00%	N/A	N/A	N/A
Rate of compensation increase	5.00%	5.00%	5.00%	N/A	N/A	N/A
Health care cost trend on covered charges
	N/A	N/A	N/A	9.00%	10.00%	10.00%
Expected benefit payments
2008	$10,104			$412
2009	$9,814			$478
2010	$10,296			$531
2011	$13,105			$575
2012	$11,222			$624
2013-2017	$58,788			$3,728

*	Prior to the plan amendment in May 2007, the discount rate used to determine the net periodic cost was 5.95%

In 2007, the Company contributed $10 million to its Retirement Plan. The benefit costs for 2007 decreased from 2006 primarily due to the settlement charges in 2006 and the amendment to the Retirement Plan in May 2007 (discussed above). The amendment reduced the Plan’s projected benefit obligation by $11.8 million and the reduction was recorded as an adjustment to accumulated other comprehensive income on the Company’s consolidated balance sheet. The adjustment will be amortized through other underwriting and operating expenses over time.

The Company’s accumulated benefit obligation for its Retirement Plan and SERP Plan at December 31, 2007 was $72.5 million and $5.1 million, the combination of which equals the $77.6 million accumulated benefit obligation. As of December 31, 2007, the combined fair value of plan assets is approximately $13.5 million higher than our combined accumulated benefit obligation. The health care cost trend on covered charges for other postretirement benefits was 9.0% in 2007, which will be reduced to 5% in 2013.

	Target Allocation	Percentage of Plan Assets at December 31,
		2007	2006
Asset allocation:
U.S. stocks	40%-60%	55%	54%
International stocks	0%-30%	16%	16%
U.S. fixed income securities	20%-50%	29%	30%
U.S. cash and cash equivalents	0%-10%	0%	0%

Total		100%	100%

The primary objective of the Plan is to provide retirement income for Plan participants and their beneficiaries in accordance with the terms of the Plan. As such, the key objective in the Plan’s financial management is to promote stability and, to the extent appropriate, growth in funded status. A secondary financial objective is to reduce reliance on contributions as a source of benefit payments. As such, Plan assets are invested to maximize the Plan’s funded ratios over the long-term while managing the downside risk. The strategic asset allocation ranges represent a long-term perspective. Rapid unanticipated market shifts or changes in economic conditions may cause the asset mix to fall outside the policy range. These divergences should be of a relatively short-term nature, unless the circumstances warrant a longer term divergence from the permissible ranges. The Company evaluates and rebalances asset allocations as appropriate and reviews the Plan to make sure that the Plan remains properly funded to protect the benefit security of the participants. The Company makes contributions that are sufficient to fully fund its actuarially determined costs, generally exceeding the minimum amounts required by the Employee Retirement Income Security Act. In January 2008, the Company contributed $10 million to the Plan.

Savings and Profit Sharing Plans— All U.S. full-time, part-time and certain temporary employees of the Company are eligible to participate in The PMI Group, Inc. Savings and Profit-Sharing Plan (“401(k) Plan”). Eligible employees who participate in the 401(k) Plan may receive, within certain limits, matching Company contributions. The Company contributions recognized as expense were $2.1 million for 2007, $3.3 million for 2006, $3.2 million for 2005. Contract underwriters are covered under The PMI Group, Inc. Alternate 401(k) Plan, under which there are no matching Company contributions. In addition to the 401(k) Plan, the Company has an officers’ deferred compensation plan available to certain employees. The obligation related to the deferred compensation plan was $17.7 million and $22.5 million as of December 31, 2007 and 2006, respectively, and is included in other liabilities and accrued expenses.

NOTE 16. SHARE-BASED COMPENSATION

Equity Incentive Plan—The PMI Group’s Amended and Restated Equity Incentive Plan (the “Equity Incentive Plan”) provides for awards of both non-qualified stock options and incentive stock options, nonvested shares, stock appreciation rights subject to forfeiture and restrictions on transfer, and performance awards entitling the recipient to receive cash or common shares in the future following the attainment of performance goals determined by the Board of Directors. Stock options are granted with an exercise price equal to the market value on the date of grant, and generally expire ten years from the grant date and have a three-year vesting period. The Equity Incentive Plan provides for the granting of nonvested shares to officers and key employees. Nonvested shares issued under the Equity Incentive Plan to date generally vest annually between two to four years and holders are entitled to dividends and voting rights. Under the Equity Incentive Plan, non-employee directors receive quarterly, non-discretionary grants of stock units with an initial value of $25,000. The number of units granted depends on the fair market value of the Company’s common shares on the grant date but each stock unit has an initial value equal to the fair market value of one common share on the grant date. Non-employee director grants of stock units vest on the earlier of the fifth anniversary of the applicable grant date and termination of board service.

Employee Stock Purchase Plan—The PMI Group, Inc. Employee Stock Purchase Plan (“ESPP”) allows eligible employees to purchase shares of the Company’s stock at a 15% discount to fair market value as determined by the plan. The ESPP offers participants the 15% discount to current fair market value or fair market value with a look-back provision of the lesser of the duration an employee has participated in the ESPP or two years. Based on the features of the ESPP, it is considered compensatory according to the provisions of SFAS

No. 123R. Under the ESPP, the Company issued 151,953 treasury shares in 2007, 128,467 treasury shares in 2006 and 139,884 treasury shares in 2005. SFAS No. 123(R) requires expense recognition of the amount of the discount to current fair value of ESPP shares purchased by employees.

Impact of SFAS No. 123R—The Company has recognized compensation expense for all awards granted based on the estimated grant date fair value method using the Black-Scholes option pricing model to determine the fair value of stock options and ESPP shares. For stock options, compensation expense is recognized using the accelerated amortization method. The determination of the fair value of share-based payment awards on the date of grant using an option-pricing model is affected by the Company’s share price as well as assumptions regarding a number of complex and subjective variables. These variables include the Company’s expected share price volatility over the expected term of the awards, actual and projected employee stock option exercise behaviors, risk-free interest rates, and expected dividends.

As SFAS No. 123R requires that share-based compensation expense be based on awards that are ultimately expected to vest, share-based compensation for the year ended December 31, 2007 has been reduced for estimated forfeitures. The Company is required to estimate forfeitures at the time of grant and revise those estimates in subsequent periods if actual forfeitures differ from those estimates. The Company uses historical data to estimate pre-vesting option forfeitures and record share-based compensation expense only for those awards that are expected to vest.

SFAS No. 123R requires cash flows resulting from gross excess tax benefits to be classified as a part of cash flows from financing activities. Excess tax benefits are realized tax benefits from tax deductions for exercised options in excess of the deferred tax asset attributable to share compensation costs for such options. Cash received from option exercises and the ESPP for the years ended December 31, 2007, 2006 and 2005, was $27.3 million, $41.6 million and $20.7 million, respectively. The actual tax benefit realized for the tax deductions from option exercise of the share-based payment arrangements totaled $7.0 million, $6.2 million and $3.8 million, respectively.

The Company recognized $16.1 million share-based compensation expense in 2007 compared to $12.2 million in 2006. As of December 31, 2007, there was $8.7 million of unrecognized compensation cost, adjusted for estimated forfeitures, related to non-vested share-based payments granted to employees. This unrecognized expense is expected to be recognized over a weighted average period of 1.9 years. Total unrecognized compensation cost will be adjusted for future changes in estimated forfeitures.

Valuation Assumptions—The fair value of share options granted to employees is estimated on the date of the grant using the Black-Scholes option pricing model. This option pricing model was developed to estimate the fair value of freely tradable and fully transferable options without vesting restrictions, which differ from the Company’s stock option program. The model also requires considerable judgment, including assumptions regarding future share price volatility and expected time to exercise, which greatly affect the calculated value of stock option grants.

The Company aggregates similar groups of employees with respect to exercise and post-vesting employment-termination behaviors for its option pricing model assumption estimation process. The Company estimates the expected term of options granted by analyzing historical exercise and post-vesting behavior of employees for similar stock option grants. Expected volatility is estimated using the historical volatility of the common stock over the expected term of the options. If new or different information that would be useful in estimating expected volatility becomes available, the Company may incorporate that information into future estimates. The Company considers expected changes of future dividend policy for selection of expected dividends. The risk-free interest rate that the Company uses in the option pricing model is based on the U.S. Treasury zero-coupon yield curve with remaining terms similar to the expected terms on the options.

The fair value of each stock option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

	Year Ended December 31,
	2007	2006	2005
Expected volatility	22.9%	28.8%	30.6%
Expected dividends	0.48%	0.49%	0.47%
Expected term (in years)	4.2	4.3	6.0
Risk-free rates	4.59%	4.40%	4.23%

Share-Based Compensation Activity

A summary of the share-based compensation activity under the Equity Incentive Plan as of December 31, 2007, 2006 and 2005 and changes during the three years then ended is presented below:

	2007		2006		2005
	Shares Under Option	Weighted Average Exercise Price	Shares Under Option	Weighted Average Exercise Price	Shares Under Option	Weighted Average Exercise Price
Outstanding at beginning of year	6,326,883	$35.26	6,289,941	$32.40	5,851,792	$30.33
Granted	1,587,047	$46.93	1,352,693	$43.02	1,321,316	$38.21
Exercised	(894,710)	$26.97	(1,281,025)	$30.89	(839,000)	$26.46
Forfeited/expired	(46,732)	$43.63	(34,726)	$27.68	(44,167)	$35.48

Outstanding at end of year	6,972,488	$38.89	6,326,883	$35.26	6,289,941	$32.40

Vested and Exercisable at year end	4,589,129	$35.44	5,077,409	$33.34	5,959,913	$32.61
Weighted-average fair value of options granted		$11.89		$12.84		$13.94
Reserved for future grants	2,923,422	—	4,494,737	—	5,879,431	—

The total intrinsic value of options exercised during 2007, 2006 and 2005, was $19.8 million, $18.7 million, $11.4 million, respectively. The weighted-average remaining contractual life of options outstanding as of December 31, 2007 and vested and exercisable as of December 31, 2007 was 6.1 and 4.6 years, respectively. There was no aggregate intrinsic value for the options outstanding as of December 31, 2007 or for the options vested and exercisable as of December 31, 2007.

NOTE 17. BUSINESS SEGMENTS

Reporting segments are based upon the Company’s internal organizational structure, the manner in which the Company’s operations are managed, the criteria used by the Company’s chief operating decision-maker to evaluate segment performance, the availability of separate financial information, and overall materiality considerations.

The following tables present segment income or loss and balance sheets as of and for the years ended:

	Year Ended December 31, 2007
	U.S. Mortgage Insurance Operations	International Operations	Financial Guaranty	Corporate and Other	Consolidated Total
	(Dollars in thousands)
Revenues
Premiums earned	$800,937	$14,446	$—	$57	$815,440
Net investment income	110,355	10,848	—	11,349	132,552
Net realized investment gains (losses)	4,587	(164)	(38,499)	9,437	(24,639)
Other income (loss)	85	(14,561)	—	14,308	(168)

Total revenues (expenses)	915,964	10,569	(38,499)	35,151	923,185

Losses and expenses
Losses and LAE	1,096,093	26,805	—	—	1,122,898
Amortization of deferred policy acquisition costs	84,214	3,469	—	—	87,683
Other underwriting and operating expenses	95,557	18,104	—	79,256	192,917
Interest expense	108	—	—	33,283	33,391

Total losses and expenses	1,275,972	48,378	—	112,539	1,436,889

Loss before equity in earnings (losses) from unconsolidated subsidiaries and income taxes	(360,008)	(37,809)	(38,499)	(77,388)	(513,704)
Equity in earnings (losses) from unconsolidated subsidiaries	17,119	—	(758,833)	214	(741,500)

Loss from continuing operations before income taxes	(342,889)	(37,809)	(797,332)	(77,174)	(1,255,204)
Income tax benefit from continuing operations	(152,073)	(2,529)	(62,576)	(29,344)	(246,522)

Loss from continuing operations	(190,816)	(35,280)	(734,756)	(47,830)	(1,008,682)
Income from discontinued operations, net of taxes	—	90,270	3,086	—	93,356

Net (loss) income	$(190,816)	$54,990	$(731,670)	$(47,830)	$(915,326)

	Year Ended December 31, 2006
	U.S. Mortgage Insurance Operations	International Operations	Financial Guaranty	Corporate and Other	Consolidated Total
	(Dollars in thousands)
Revenues
Premiums earned	$687,993	$21,474	$—	$65	$709,532
Net investment income	105,893	9,803	—	22,098	137,794
Net realized investment gains (losses)	3,789	1,164	—	(4,635)	318
Other (loss) income	(69)	7,243	—	13,526	20,700

Total revenues	797,606	39,684	—	31,054	868,344

Losses and expenses
Losses and LAE	263,037	3,238	—	(2)	266,273
Amortization of deferred policy acquisition costs	51,979	1,145	—	—	53,124
Other underwriting and operating expenses	100,569	11,626	—	93,753	205,948
Interest expense	2	—	—	37,928	37,930

Total losses and expenses	415,587	16,009	—	131,679	563,275

Income (loss) before equity in earnings (losses) from unconsolidated subsidiaries	382,019	23,675	—	(100,625)	305,069
Equity in earnings (losses) from unconsolidated subsidiaries	20,308	—	107,213	(212)	127,309

Income (loss) from continuing operations before income taxes	402,327	23,675	107,213	(100,837)	432,378
Income tax expense (benefit) from continuing operations	112,010	9,446	10,559	(29,399)	102,616

Income (loss) from continuing operations	290,317	14,229	96,654	(71,438)	329,762
Income from discontinued operations, net of taxes	—	89,284	605	—	89,889

Net income (loss)	$290,317	$103,513	$97,259	$(71,438)	$419,651

	Year Ended December 31, 2005
	U.S. Mortgage Insurance Operations	International Operations	Financial Guaranty	Corporate and Other	Consolidated Total
	(Dollars in thousands)
Revenues
Premiums earned	$665,190	$28,555	$—	$76	$693,821
Net investment income	104,339	10,276	—	17,969	132,584
Net realized investment gains (losses)	4,563	(111)	—	(2,588)	1,864
Other (loss) income	(1)	2,855	—	17,959	20,813

Total revenues	774,091	41,575	—	33,416	849,082

Losses and expenses
Losses and LAE	253,440	1,843	—	—	255,283
Amortization of deferred policy acquisition costs	59,647	1,892	—	—	61,539
Other underwriting and operating expenses	103,149	11,721	—	68,645	183,515
Interest expense	6	—	—	31,123	31,129

Total losses and expenses	416,242	15,456	—	99,768	531,466

Income (loss) before equity in earnings (losses) from unconsolidated subsidiaries	357,849	26,119	—	(66,352)	317,616
Equity in earnings (losses) from unconsolidated subsidiaries	18,811	—	79,752	(678)	97,885

Income (loss) from continuing operations before income taxes	376,660	26,119	79,752	(67,030)	415,501
Income tax expense (benefit) from continuing operations	101,221	9,142	7,553	(23,108)	94,808

Income (loss) from continuing operations	275,439	16,977	72,199	(43,922)	320,693
Income from discontinued operations, net of taxes	—	88,476	—	—	88,476

Net income (loss)	$275,439	$105,453	$72,199	$(43,922)	$409,169

	December 31, 2007
	U.S. Mortgage Insurance Operations	International Operations	Financial Guaranty	Corporate and Other	Consolidated Total
	(Dollars in thousands)
Assets
Cash and investments, at fair value	$2,155,173	$327,955	$201,632	$107,028	$2,791,788
Investments in unconsolidated subsidiaries	131,225	—	163,661	14,914	309,800
Reinsurance recoverable	35,930	987	—	—	36,917
Deferred policy acquisition costs	10,474	3,921	3,910	—	18,305
Property, equipment and software, net of accumulated depreciation and amortization	75,884	2,095	187	79,142	157,308
Other assets	188,018	12,174	52,918	49,657	302,767
Assets - discontinued operations	—	1,453,555	—	—	1,453,555

Total assets	$2,596,704	$1,800,687	$422,308	$250,741	$5,070,440

Liabilities
Reserve for losses and LAE	$1,133,080	$41,579	$2,650	$—	$1,177,309
Unearned premiums	107,200	22,983	6,709	29	136,921
Debt	—	—	50,000	446,593	496,593
Other liabilities (assets)	129,246	46,652	2,892	(515)	178,275
Liabilities - discontinued operations	—	568,380	—	—	568,380

Total liabilities	1,369,526	679,594	62,251	446,107	2,557,478
Shareholders’ equity (deficit)	1,227,178	1,121,093	360,057	(195,366)	2,512,962

Total liabilities and shareholders’ equity	$2,596,704	$1,800,687	$422,308	$250,741	$5,070,440

	December 31, 2006
	U.S. Mortgage Insurance Operations	International Operations	Financial Guaranty	Corporate and Other	Consolidated Total
	(Dollars in thousands)
Assets
Cash and investments, at fair value	$1,990,326	$215,339	$210,277	$200,468	$2,616,410
Investments in unconsolidated subsidiaries	132,403	—	950,249	17,735	1,100,387
Reinsurance recoverable	2,848	893	—	—	3,741
Deferred policy acquisition costs	43,523	3,141	947	—	47,611
Property, equipment and software, net of accumulated depreciation and amortization	87,139	1,407	—	82,987	171,533
Other assets	139,449	13,059	3,345	23,861	179,714
Assets - discontinued operations	—	1,198,159	—	—	1,198,159

Total assets	$2,395,688	$1,431,998	$1,164,818	$325,051	$5,317,555

Liabilities
Reserve for losses and LAE	$366,182	$17,907	$—	$—	$384,089
Unearned premiums	106,445	21,042	1,589	34	129,110
Debt	—	—	50,000	446,593	496,593
Other liabilities (assets)	283,544	20,433	41,440	(65,622)	279,795
Liabilities - discontinued operations	—	459,378	—	—	459,378

Total liabilities	756,171	518,760	93,029	381,005	1,748,965
Shareholders’ equity (deficit)	1,639,517	913,238	1,071,789	(55,954)	3,568,590

Total liabilities and shareholders’ equity	$2,395,688	$1,431,998	$1,164,818	$325,051	$5,317,555

NOTE 18. DISCONTINUED OPERATIONS

During the third quarter of 2008, the operations of PMI Australia, PMI Asia and PMI Guaranty were reported as discontinued operations. As a result, the Company has classified the assets and liabilities of PMI Australia and PMI Asia as discontinued operations for all periods presented. The assets and liabilities of PMI Guaranty which were disposed of other than by sale, are classified in the consolidated balance sheet according to their nature. In addition, where applicable, the notes to the consolidated financial statements have been restated to reflect these discontinued operations for all periods presented. A summary of the composition of operating results included in discontinued operations is as follows for the years ended:

	2007	2006	2005
	(Dollars in thousands)
PMI Australia	$80,005	$84,539	$88,476
PMI Asia	10,265	4,745	—
PMI Guaranty	3,086	605	—

Total income from discontinued operations	$93,356	$89,889	$88,476

Summarized below are the overall operating components for each entity, as well as certain asset and liability information.

PMI Australia:

The following table represents PMI Australia’s results of operations which were recorded as discontinued operations:

	Year Ended December 31,
	2007	2006	2005
	(Dollars in thousands)
Premiums earned	$167,106	$145,393	$123,781
Net investment income	72,501	54,741	46,879
Other income	1,139	1,879	156

Total revenues	240,746	202,013	170,816
Losses and loss adjustment expenses	77,500	36,310	2,496
Other underwriting and operating expenses	48,632	44,870	42,990

Income before income taxes from discontinued operations	114,614	120,833	125,330
Income tax expense	34,609	36,294	36,854

Income from discontinued operations	$80,005	$84,539	$88,476

The following is a summary as of December 31, 2007 and December 31, 2006 of the assets and liabilities of PMI Australia included under the captions “Assets – discontinued operations – held for sale” and “Liabilities – discontinued operations – held for sale” on the Company’s consolidated balance sheet:

	December 31, 2007	December 31, 2006
	(Dollars in thousands)
Assets
Cash and investments, at fair value	$1,294,688	$1,071,308
Premiums receivable and other assets	84,070	61,916

Total assets	$1,378,758	$1,133,224

Liabilities
Reserve for losses and loss adjustment expenses	$65,060	$30,424
Unearned premiums	452,743	367,987
Other liabilities	27,159	36,450

Total liabilities	$544,962	$434,861

PMI Asia:

The following table represents PMI Asia’s results of operations which were recorded as discontinued operations. No financial results for PMI Asia for 2005 are reflected as it was formed during 2006.

	Year Ended December 31,
	2007	2006
	(Dollars in thousands)
Total revenues	$13,669	$6,902
Losses, loss adjustment expenses and other underwriting and operating expenses	1,946	1,150

Income before income taxes from discontinued operations	11,723	5,752
Income tax expense	1,458	1,007

Income from discontinued operations	$10,265	$4,745

The following is a summary as of December 31, 2007 and December 31, 2006 of the assets and liabilities of PMI Asia included under the captions “Assets – discontinued operations – held for sale” and “Liabilities – discontinued operations – held for sale” on the Company’s consolidated balance sheet:

	December 31, 2007	December 31, 2006
	(Dollars in thousands)
Assets
Cash and investments, at fair value	$70,587	$62,422
Premiums receivable and other assets	4,210	2,512

Total assets	$74,797	$64,934

Liabilities
Reserve for losses and loss adjustment expenses	$230	$223
Unearned premiums	21,583	23,167
Other liabilities	1,605	1,126

Total liabilities	$23,418	$24,516

PMI Guaranty:

The following table represents the results of operations of PMI Guaranty which were recorded as discontinued operations. No financial results for PMI Guaranty for 2005 are reflected as it was formed during 2006.

	Year Ended December 31,
	2007	2006
	(Dollars in thousands)
Total revenues	$10,488	$2,038
Losses and loss adjustment expenses	2,649	—
Other underwriting and operating expenses	6,388	1,286

Income before income taxes from discontinued operations	1,451	752
Income tax (benefit) expense	(1,635)	147

Total income from discontinued operations	$3,086	$605

NOTE 19. STATUTORY ACCOUNTING

The Company’s domestic insurance subsidiaries prepare statutory-basis financial statements in accordance with the accounting practices prescribed or permitted by their respective state’s department of insurance, which is a comprehensive basis of accounting other than GAAP.

The following table presents PMI’s statutory net (loss) income, statutory surplus and contingency reserve liability as of and for the years ended as follows:

	2007	2006	2005
	(Dollars in thousands)
Statutory net (loss) income	$(295,751)	$315,137	$291,862
Statutory surplus	$581,985	$619,460	$619,149
Contingency reserve liability	$2,341,956	$2,738,358	$2,589,290

Under the insurance laws of the State of Arizona and several other states, mortgage insurers are required to establish a special contingency reserve included in total liabilities, with annual additions equal to 50% of premiums earned for that year. During 2007, PMI contributed $403.4 million to the reserve. This reserve is required to be maintained for a period of 120 months to protect against the effects of adverse economic cycles. After 120 months, the reserve is released to unassigned funds. During 2007, $191.7 million was released to unassigned funds. In the event an insurer’s loss ratio in any calendar year exceeds 35%, however, the insurer may withdraw from its contingency reserves an amount equal to the excess portion of such losses. In compliance with Arizona statute, the Company requested a withdrawal of $608.0 million from its contingency reserves related to actual losses that exceeded 35% of the corresponding earned premiums. The Arizona Department of Insurance approved the $608.0 million contingency reserve withdrawal in a letter dated February 12, 2008.

NOTE 20. CAPITAL SUPPORT AGREEMENTS

In 2001, PMI executed a capital support agreement whereby it agreed to contribute funds, under specified conditions, to maintain CMG MI’s risk-to-capital ratio at or below 18.0 to 1. PMI’s obligation under the agreement is limited to an aggregate amount of $37.7 million, exclusive of capital contributions made prior to April 10, 2001. As of December 31, 2007, CMG MI’s risk-to-capital ratio was 14.6 to 1 compared to 12.6 to 1 as of December 31, 2006.

PMI also has capital support agreements with PMI Guaranty and PMI Canada, with a corresponding guarantee from The PMI Group for PMI’s capital support agreement with PMI Guaranty. Because PMI Guaranty has completed its runoff activities and merged into the Company’s U.S. Mortgage Insurance Operations and the Company terminated its Canadian operations in PMI Canada, the Company believes there are no remaining material support obligations under the PMI Guaranty or PMI Canada capital support agreements. PMI also had a capital support agreement with PMI Australia and corresponding guarantee from the PMI Group, which were terminated upon the sale of PMI Australia.

On October 27, 1994, Allstate Support Agreements were terminated with respect to policies issued after October 27, 1994, but continue in modified form (as so modified, the “Runoff Support Agreement”) for policies written prior to such termination. Under the terms of the Runoff Support Agreement, Allstate may, at its option, either directly pay or cause to be paid, claims relating to policies written during the terms of the respective Allstate Support Agreements if PMI fails to pay such claims or, in lieu thereof, make contributions directly to PMI or The PMI Group. In the event any amounts are paid or contributed, the likelihood of which management believes is remote, Allstate would receive subordinated debt or preferred stock of PMI or The PMI Group in return. No payment obligations have arisen under the Runoff Support Agreement. As of December 31, 2007, less than $372 million of risk in force was subject to the Runoff Support Agreement.

NOTE 21. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

A summary of selected quarterly results follows:

2007	First	Second	Third	Fourth	Year (1)
	(Dollars in thousands, expect per share data)
Continuing operations:
Revenues (2),(3)	$236,719	$237,295	$240,681	$208,490	$923,185
Net income (loss)	$80,615	$55,641	$(110,635)	$(1,034,303)	$(1,008,682)
Basic EPS	0.92	0.65	(1.32)	(12.76)	(11.92)
Diluted EPS	0.92	0.63	(1.32)	(12.76)	(11.92)
Discontinued operations:
Revenues (2)	$58,500	$63,057	$69,622	$73,724	$264,903
Net income	$21,418	$28,192	$23,862	$19,884	$93,356
Basic EPS	0.25	0.32	0.28	0.25	1.11
Diluted EPS	0.24	0.32	0.28	0.25	1.11
Total operations:
Revenues (2)	$295,219	$300,352	$310,303	$282,214	$1,188,088
Net income (loss)	$102,033	$83,833	$(86,773)	$(1,014,419)	$(915,326)
Basic EPS	1.17	0.97	(1.04)	(12.51)	(10.81)
Diluted EPS	1.16	0.95	(1.04)	(12.51)	(10.81)

2006	First	Second	Third	Fourth	Year (1)
	(Dollars in thousands, expect per share data)
Continuing operations:
Revenues (2),(3)	$214,045	$216,921	$209,108	$228,270	$868,344
Net income	$81,294	$87,690	$77,466	$83,312	$329,762
Basic EPS	0.91	0.99	0.91	1.00	3.81
Diluted EPS	0.85	0.92	0.87	0.99	3.60
Discontinued operations:
Revenues (2)	$46,188	$50,230	$60,321	$54,214	$210,953
Net income	$24,054	$21,925	$26,772	$17,138	$89,889
Basic EPS	0.27	0.25	0.31	0.21	1.04
Diluted EPS	0.24	0.22	0.29	0.20	0.97
Total operations:
Revenues (2)	$260,233	$267,151	$269,429	$282,484	$1,079,297
Net income	$105,348	$109,615	$104,238	$100,450	$419,651
Basic EPS	1.18	1.24	1.22	1.21	4.85
Diluted EPS	1.09	1.14	1.16	1.19	4.57

(1)	Due to the use of weighted average shares outstanding when calculating earnings per share, the sum of the quarterly per share data may not equal the per share data for the year.

(2)	The revenues do not include equity in (losses) earnings from unconsolidated subsidiaries.

(3)	Revenues from continuing operations include interest income on a surplus note with PMI Guaranty which is classified as discontinued operations.

NOTE 22. SUBSEQUENT EVENTS

(a) Discontinued Operations

During the third quarter of 2008, the operations of PMI Australia, PMI Asia and PMI Guaranty were reported as discontinued operations. As a result, the Company has classified the assets and liabilities of PMI Australia and PMI Asia as discontinued operations for all periods presented. The assets and liabilities of PMI Guaranty which were disposed of other than by sale, are classified in the consolidated balance sheet according to their nature. In addition, where applicable, the notes to the consolidated financial statements have been restated to reflect these discontinued operations for all periods presented.

(b) Other Subsequent Events (Unaudited)

On October 21, 2008, the Company completed a Voluntary Early Retirement Program (the “Program”). The Program was made available to employees (other than the CEO) who were at least 52 years of age and had seven or more years of service. We estimate that the Company will incur net expenses of between $25 million and $35 million in 2008 as a result of this Program. In addition, the Company contributed $10 million to the Retirement Plan in January 2008 and an additional $31.0 million in December 2008.

In August 2008, the Company entered into a definitive agreement to sell PMI Australia to a third party. On October 22, 2008, the Company completed the sale of PMI Australia, and received approximately $746 million in cash and a note receivable in the principal amount of approximately $187 million. The amount owed under the Note can be reduced under certain conditions related to warranty claims and the post-sale performance of PMI Australia. The proceeds from the sale of PMI Australia will be reflected as contributed capital to the Company’s U.S. Mortgage Insurance Operations segment. The loss on sale was approximately $63.4 million for the year ended December 31, 2008.

In August 2008, the Company entered into a definitive agreement to sell PMI Asia to a third party. The agreement was subsequently amended to, among other things, adjust the purchase price of PMI Asia to 92.5% of book value. On December 17, 2008, the Company completed the sale of PMI Asia, and received approximately $51.5 million in cash. PMI Asia was recorded as discontinued operations in the consolidated financial statements for all periods presented. The loss on sale was approximately $13.2 million for the year ended December 31, 2008.

During the third quarter of 2008, PMI Guaranty paid approximately $152 million of its excess capital to The PMI Group, of which $144 million was reinvested in U.S. Mortgage Insurance Operations. PMI Guaranty has completed its runoff activities and merged into the Company’s U.S. Mortgage Insurance Operations, and is reported as discontinued operations in the Financial Guaranty segment and in the consolidated statement of operations for all periods presented.

PMI Europe is required to pledge collateral for the benefit of the counterparty under the terms of certain credit default swap and reinsurance transactions it has concluded. As of December 31, 2008, PMI Europe pledged collateral of $32.8 million on credit default swap transactions and $60.7 million related to U.S. sub-prime related reinsurance transactions. The collateral of $93.5 million is included in investments and cash and cash equivalents on the Company’s consolidated balance sheet at December 31, 2008.

During the first quarter of 2008, the Company impaired its investment in FGIC and reduced the carrying value of its investment in FGIC from $103.6 million at December 31, 2007 to zero. Equity in earnings from FGIC could be recognized in the future to the extent those earnings are deemed recoverable. The Company is under no obligation to provide additional capital to FGIC.

The Company is in the process of closing its operations in Canada and estimates that the total costs to exit Canada will be between $8.2 million and $9.6 million, pre-tax, of which $2.6 million was recognized in 2008. The Company repatriated to PMI $41.5 million of capital in the fourth quarter of 2008. To fully close the Company’s operations in Canada, the Company must facilitate the removal of PMI Canada’s risk in force and obtain regulatory approvals.

PMI has capital support agreements with PMI Guaranty and PMI Canada, with a corresponding guarantee from The PMI Group for PMI’s capital support agreement with PMI Guaranty. Because PMI Guaranty has completed its runoff activities and merged into the U.S. Mortgage Insurance Operations and the Company terminated its Canadian operations in PMI Canada, the Company believes there are no remaining material support obligations under the PMI Guaranty or PMI Canada capital support agreements. PMI also had a capital support agreement with PMI Australia and corresponding guarantee from the PMI Group, which were terminated upon the sale of PMI Australia.

In May 2008 the Company drew $200 million on the revolving credit facility. The facility includes a $50 million letter of credit sub-limit. Pursuant to the terms of the amendment dated March 16, 2008, the Company’s ability to borrow under the facility was subject to a number of conditions, including that the stock of PMI Mortgage Insurance Co. be pledged in favor of the lenders under the facility and noteholders under certain of the Company’s senior notes. On April 24, 2008, the Company satisfied this condition by entering into a Shared Collateral Pledge Agreement with U.S. Bank National Association as collateral agent (the “Collateral Agent”), pursuant to which the Company granted a security interest in the stock of MIC in favor of the Collateral Agent, for the benefit of both the lenders under the revolving credit facility and the noteholders under certain of the senior notes. The amended facility also contains additional restrictions on asset dispositions and investments. While the Company is generally permitted under the amended facility to make additional investments in MIC and its subsidiaries, the Company’s ability to invest in its reinsurance subsidiaries is subject to dollar limitations (other than with regard to four of TPG’s subsidiaries whose capital stock was pledged to the bank group on or about September 29, 2008). In the third quarter of 2008, the Company requested and received 100% of the lenders’ consent for the sale of PMI Australia and PMI Asia to a third party. The facility was reduced to $250 million on or about October 22, 2008 upon the sale of PMI Australia.

Effective January 1, 2008, the Company adopted SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115 (“SFAS No. 159’). SFAS No. 159 allows an entity the irrevocable option to elect fair value for the initial and subsequent measurement for certain financial assets and liabilities on a contract-by-contract basis. The Company elected to adopt the fair value option for certain corporate debt on the adoption date. SFAS No. 159 requires that the difference between the carrying value before election of the fair value option and the fair value of these instruments be recorded as an adjustment to beginning retained earnings in the period of adoption. The Company recognized a net of tax gain of $34.8 million to the beginning retained earnings as of January 1, 2008 related to the initial adoption of SFAS No. 159 for certain debt instruments held by the Company.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of The PMI Group, Inc.

We have audited the consolidated financial statements of The PMI Group, Inc. and subsidiaries (the Company) as of December 31, 2007 and 2006, and for each of the three years in the period ended December 31, 2007, and have issued our report thereon dated March 16, 2008, except for Notes 18 and 22, as to which the date is January 23, 2009. Our audits also included the financial statement schedules included in this 8-K. These schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Los Angeles, California

March 16, 2008, except for Note G, as to which the date is January 23, 2009

THE PMI GROUP, INC.

SCHEDULE II—CONDENSED FINANCIAL INFORMATION OF REGISTRANT

CONDENSED STATEMENTS OF OPERATIONS

PARENT COMPANY ONLY

	Year ended December 31,
	2007	2006	2005
	(In thousands)
REVENUES
(Losses) earnings from wholly-owned subsidiaries (Note G)	$(163,575)	$353,179	$350,482
Investment income	10,394	21,290	17,250
Net realized investment losses	(29,062)	(4,635)	(488)
Other (loss) income	(1,206)	25	(1,748)

Total revenues	(183,449)	369,859	365,496

EXPENSES
Underwriting and operating expenses	41,360	44,856	31,926
Net costs to exchange and extinguish long-term debt	—	2,044	—
Interest expense	33,283	37,928	31,123

Total expenses	74,643	84,828	63,049

(Loss) income before equity in (losses) earnings from unconsolidated subsidiaries and income taxes	(258,092)	285,031	302,447
Equity in (losses) earnings from unconsolidated subsidiaries	(741,500)	127,309	97,885

(Loss) income before income tax benefit	(999,592)	412,340	400,332
Income tax benefit	84,266	7,311	8,837

NET (LOSS) INCOME	$(915,326)	$419,651	$409,169

See accompanying supplementary notes to Parent Company only condensed financial statements.

THE PMI GROUP, INC.

SCHEDULE II—CONDENSED FINANCIAL INFORMATION OF REGISTRANT

CONDENSED BALANCE SHEETS

PARENT COMPANY ONLY

	As of December 31,
	2007	2006
	(Dollars in thousands, except per share data)
ASSETS
Fixed income securities - available-for-sale, at fair value (amortized cost of $38,427 and $40,999)	$38,457	$41,422
Equity securities - common stock	1,242	—

Total investments	39,699	41,422
Cash and cash equivalents	38,732	140,639
Investments in wholly-owned subsidiaries	2,502,316	2,750,369
Investments in unconsolidated subsidiaries	309,800	1,100,387
Other assets	142,746	133,898

Total assets	$3,033,293	$4,166,715

LIABILITIES
Long-term debt	$496,593	$496,593
Other liabilities	23,738	101,532

Total liabilities	520,331	598,125

SHAREHOLDERS’ EQUITY
Preferred stock—$0.01 par value; 5,000,000 shares authorized; none issued or outstanding	—	—
Common stock—$0.01 par value; 250,000,000 shares authorized; 119,313,767 shares issued; 81,120,144 and 86,747,031 shares outstanding	1,193	1,193
Additional paid-in capital	890,598	858,188
Treasury stock, at cost (38,193,623 and 32,566,736 shares)	(1,354,601)	(1,164,214)
Retained earnings	2,660,695	3,609,343
Accumulated other comprehensive income, net of deferred taxes	315,077	264,080

Total shareholders’ equity	2,512,962	3,568,590

Total liabilities and shareholders’ equity	$3,033,293	$4,166,715

See accompanying supplementary notes to Parent Company only condensed financial statements.

THE PMI GROUP, INC.

SCHEDULE II—CONDENSED FINANCIAL INFORMATION OF REGISTRANT

CONDENSED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

PARENT COMPANY ONLY

	Year ended December 31,
	2007	2006	2005
	(Dollars in thousands)
NET (LOSS) INCOME	$(915,326)	$419,651	$409,169
Change in unrealized gains on investments, net of deferred tax
(benefit) expense of $(26,501), $497 and $(13,674), respectively	(61,937)	(2,840)	(23,183)
Net unrealized losses from derivatives designated as cash flow hedges, net of tax	—	(5,864)	—
Accretion of cash flow hedges to interest expense	398	116	—
Change in currency translation gains	108,660	65,400	(55,033)
Pension adjustment (including plan amendments), net of deferred tax	3,876	—	—

Other comprehensive income (loss), net of taxes	50,997	56,812	(78,216)

COMPREHENSIVE (LOSS) INCOME	$(864,329)	$476,463	$330,953

See accompanying supplementary notes to Parent Company only condensed financial statements.

THE PMI GROUP, INC.

SCHEDULE II—CONDENSED FINANCIAL INFORMATION OF REGISTRANT

CONDENSED STATEMENTS OF CASH FLOWS

PARENT COMPANY ONLY

	Year ended December 31,
	2007	2006	2005
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(915,326)	$419,651	$409,169
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Losses (earnings) from wholly-owned subsidiaries	163,575	(353,179)	(350,482)
Equity in losses (earnings) from unconsolidated subsidiaries	741,500	(127,309)	(97,885)
Net realized investment losses	29,062	4,635	488
Depreciation and amortization	830	2,209	2,017
Compensation expense related to stock options and employee stock purchase plan	16,652	12,152	—
Excess tax benefits on the exercise of employee stock options	(4,001)	(2,838)	—
Net costs to exchange and extinguish long-term debt	—	2,044	—
Deferred income taxes	(53,385)	(9,749)	16,514
Changes in related party receivables, net of payables	(2,739)	(54,228)	13,420
Other	(24,659)	(17,391)	23,499

Net cash (used in) provided by operating activities	(48,491)	(124,003)	16,740

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sales and maturities of fixed income securities	2,756	130,390	53,665
Proceeds from sale of equity investment held for sale	—	14,184	98,846
Investments in unconsolidated subsidiaries, net of distributions	2,209	1,782	3,744
Investment in subsidiaries	(21,013)	(136,624)	(55,033)
Dividends received from subsidiaries	165,000	360,000	309,485
Purchases of equity securities	(4,930)	—	—
Net change in short-term investments	—	116,914	(3,618)

Net cash provided by investing activities	144,022	486,646	407,089

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from issuance of long-term debt	—	385,993	—
Net repurchase of senior notes	—	(298,768)	—
Extinguish and repayment of long-term debt, net of expenses	—	(425,338)	—
Proceeds from issuance of common shares	—	345,000	—
Purchase of treasury stock	(214,996)	(535,000)	(250,002)
Proceeds from issuance of treasury stock	31,260	41,728	—
Excess tax benefits on the exercise of employee stock options	4,001	2,838	29,879
Dividends paid to shareholders	(17,703)	(18,045)	(17,795)

Net cash used in financing activities	(197,438)	(501,592)	(237,918)

Net (decrease) increase in cash and cash equivalents	(101,907)	(138,949)	185,911
Cash and cash equivalents at beginning of year	140,639	279,588	93,677

Cash and cash equivalents at end of year	$38,732	$140,639	$279,588

See accompanying supplementary notes to Parent Company only condensed financial statements.

THE PMI GROUP, INC.

SCHEDULE II—CONDENSED FINANCIAL INFORMATION OF REGISTRANT

PARENT COMPANY ONLY

SUPPLEMENTARY NOTES

A. Basis of Presentation

The accompanying The PMI Group, Inc. (“Parent Company”) condensed financial statements should be read in conjunction with the consolidated financial statements of The PMI Group, Inc and subsidiaries for the years ended December 31, 2007, 2006 and 2005 and as of December 31, 2007 and 2006. The Parent Company’s subsidiaries are presented using the equity method of accounting.

Certain items in the prior years’ financial statements have been reclassified to conform to the current year’s financial statements presentation.

The preparation of the condensed financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

B. Investments

The Parent Company classifies its fixed income securities as available-for-sale, and as such, they are carried at fair value. The amortized cost of fixed income securities is adjusted for amortization of premiums and accretion of discounts to maturity, which are included in net investment income, net of deferred taxes. Changes in fair value are reported as a component of other comprehensive income. The Parent Company’s investments in fixed income securities are comprised of corporate bonds and U.S. federal agency securities.

C. Investments in Unconsolidated Subsidiaries

Investments in the Parent Company’s unconsolidated subsidiaries include both equity investees and other unconsolidated subsidiaries. Investments in equity investees with ownership interests of 20-50% are generally accounted for using the equity method of accounting, and investments of less than 20% ownership interest are generally accounted for using the cost method of accounting if the Parent Company does not have significant influence over the entity. Limited partnerships with ownership interests greater than 3% but less than 50% are primarily accounted for using the equity method of accounting. The carrying value of the investments in the Parent Company’s unconsolidated subsidiaries also includes the Company’s share of net unrealized gains and losses in the unconsolidated subsidiaries’ investment portfolios.

D. Long-Term Debt and Revolving Credit Facility

As of December 31, 2007 and 2006, the carrying value of long-term debt outstanding issued by The PMI Group, was as follows:

	As of December 31,
	2007	2006
	(In thousands)
6.000% Senior Notes, due 2016	$250,000	$250,000
6.625% Senior Notes, due 2036	150,000	150,000
5.568% Senior Notes, due November 15, 2008 (1)	45,000	45,000
8.309% Junior Subordinated Debentures, due February 1, 2027	51,593	51,593

Total debt	$496,593	$496,593

(1)	Prior to August 10, 2006, the interest rate on these Senior Notes was 3.0%. Pursuant to the remarketing that occurred on August 10, 2006, the interest rate was increased to 5.568%.

6.000% and 6.625% Senior Notes—In September 2006, the Company issued $250 million in principal amount of 6.000% Senior Notes, due September 15, 2016 and $150 million in principal amount of 6.625% Senior Notes, due September 15, 2036. The 6.000% Senior Notes and the 6.625% Senior Notes bear interest at a rate of 6.000% and 6.625% per annum, payable semi-annually in arrears on March 15 and September 15 of each year, beginning on March 15, 2007. The PMI Group may redeem the 6.000% and 6.625% Senior Notes in whole or in part at any time at the “make-whole redemption price”. The “make-whole redemption price” will be equal to the greater of (a) 100% of the principal amount of the 6.000% and 6.625% Senior Notes to be redeemed and (b) the sum of the present values of the remaining scheduled payments thereon discounted to the date of redemption, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the applicable treasury rate plus 25 basis points for the 6.000% Senior Notes and 35 basis points for the 6.625% Senior Notes, plus in the case of either (a) or (b), any interest accrued but not paid to but excluding the date of redemption. In connection with the issuance of these Senior Notes, the Company entered into two interest rate lock agreements which were designated as cash flow hedges. The fair value of the cash flow hedges was settled for $9.0 million and is amortized into interest expense over the terms of the new senior debt that was issued. As of December 31, 2007, the unamortized balance in the other comprehensive income related to these fair value hedges was approximately $8.2 million (pre-tax).

5.568% Senior Notes—In August 2006, the Company completed the remarketing of approximately $345 million in principal amount of senior notes maturing in November 2008, which are referred to as the 5.568% Senior Notes. As a result of the remarketing, the annual interest rate on these notes was reset from 3.00% per annum to 5.568% per annum, paid quarterly, effective from and including August 15, 2006. In connection with the remarketing, the Company purchased and cancelled $300 million in principal amount of the 5.568% Senior Notes, leaving $45 million in principal amount of these notes outstanding after completion of the remarketing.

8.309% Junior Subordinated Debentures—The Junior Subordinated Debentures bear interest at the rate of 8.309% per annum paid semiannually and mature on February 1, 2027. The Junior Subordinated Debentures are subordinated to all senior indebtedness of The PMI Group.

Revolving Credit Facility—The Parent Company has a $400 million revolving credit facility for working capital, capital expenditures and other business purposes. The facility includes a $50 million letter of credit sub-limit. The revolving credit facility contains certain financial covenants and restrictions, including an adjusted consolidated net worth threshold and a risk-to-capital ratio threshold of 23 to 1. There are no amounts outstanding related to the facility. There were three letters of credit for approximately $1.9 million outstanding under the revolving credit facility as of December 31, 2007.

The Company reached an agreement with its lenders on March 16, 2008 to amend its revolving credit facility. While the amendment reduces the facility size from $400 million to $300 million at the outset, the facility’s net worth covenant is reduced to approximately $1.5 billion. In calculating the Company’s net worth under the covenant, the amendment allows the Company to exclude unrealized CDS-related mark-to-market losses of FGIC, RAM Re and PMI Europe and include accumulated other comprehensive income. The Company’s ability to borrow under the amended facility is subject to a number of conditions, including that the stock of PMI has been pledged in favor of the lenders under the facility in the form and substance satisfactory to the administrative agent and a majority in interest of the lenders in their sole and absolute discretion. The revolving credit facility contains certain additional financial covenants and restrictions, including restrictions on asset dispositions and investments.

E. Net Realized Investment Gains (Losses)

Included in the net realized investment gains (losses) was a $12.7 million settlement gain related to the favorable resolution of certain indemnifications associated with SPS. Also included in the net realized investment gains (losses) was a $38.5 million of an other-than-temporary impairment of the Parent Company’s investment in RAM Re due to continuing deterioration of the credit market, rating agency actions and declines in RAM Re’s share price.

F. Dividends from Subsidiaries

During 2007, 2006 and 2005, the Parent Company received $165.0 million, $360.0 million and $309.5 million, respectively, of cash dividends.

G. Subsequent Events

(a) Discontinued Operations

During the third quarter of 2008, the operations of PMI Australia, PMI Asia and PMI Guaranty were reported as discontinued operations. As a result, the assets and liabilities of PMI Australia and PMI Asia have been presented as discontinued operations for all periods presented in the Company’s consolidated financial statements. The assets and liabilities of PMI Guaranty which were disposed of other than by sale, are classified in the consolidated balance sheet according to their nature. In addition, where applicable, the notes to the consolidated financial statements have been restated to reflect these discontinued operations for all periods presented.

(b) Other Subsequent Events (Unaudited)

In August 2008, PMI Mortgage Insurance Co. entered into a definitive agreement to sell its wholly-owned subsidiary, PMI Australia and the Parent Company entered into a definitive agreement to sell its wholly-owned subsidiary, PMI Asia. The Parent Company also discontinued the operations of its surety company, PMI Guaranty. The Company recognized an after-tax loss of $63.4 million relating to the sale of PMI Australia on October 22, 2008 and an after-tax loss of $13.2 million on the sale of PMI Asia on December 17, 2008. Since these subsidiaries are reported under the equity method of accounting, they are not presented as discontinued operations.

In connection with the preparation of its consolidated financial statements for the quarter ended March 31, 2008, the Company determined that its investment in FGIC was other-than-temporarily impaired and reduced the carrying value of its investment in FGIC from $103.6 million at December 31, 2007 to zero.

On December 30, 2008, TPG contributed its shares in FGIC and RAM Re to PMI as a capital contribution. Prior to the transfer, TPG held approximately 42% of the issued and outstanding common stock of FGIC and approximately 23.7% of the issued and outstanding common stock of RAM Re.

Effective January 1, 2008, the Company adopted SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115 (“SFAS No. 159’). SFAS No. 159 allows an entity the irrevocable option to elect fair value for the initial and subsequent measurement for certain financial assets and liabilities on a contract-by-contract basis. The Company elected to adopt the fair value option for certain corporate debt on the adoption date. SFAS No. 159 requires that the difference between the carrying value before election of the fair value option and the fair value of these instruments be recorded as an adjustment to beginning retained earnings in the period of adoption. The Company recognized a net of tax gain of $34.8 million to the beginning retained earnings as of January 1, 2008 related to the initial adoption of SFAS No.

159 for certain debt instruments held by the Company.

THE PMI GROUP, INC. AND SUBSIDIARIES

SCHEDULE III—SUPPLEMENTARY INSURANCE INFORMATION

As of and for the years ended December 31, 2007, 2006 and 2005

Segment	Deferred Policy Acquisition Costs	Reserve for Losses and Loss Adjustment Expenses	Unearned Premiums	Net Premiums Written	Premiums Earned	Net Investment Income	Losses and Loss Adjustment Expenses	Amortization of Deferred Acquisition Costs	Other Operating Expenses	Equity in (losses) earnings
(Dollars in thousands)
2007
U.S. MI (1)	$10,474	$1,133,080	$107,200	$799,747	$800,937	$110,355	$1,096,093	$84,214	$95,557	$17,119
International Operations (2)	3,921	41,579	22,983	14,123	14,446	10,848	26,805	3,469	18,104	—
Financial Guaranty (3)	3,910	2,650	6,709	—	—	—	—	—	—	(758,833)
Corporate and Other	—	—	29	52	57	11,349	—	—	79,256	214

Total	$18,305	$1,177,309	$136,921	$813,922	$815,440	$132,552	$1,122,898	$87,683	$192,917	$(741,500)

2006
U.S. MI (1)	43,523	366,182	106,445	658,576	687,993	105,893	263,037	51,979	100,569	20,308
International Operations (2)	3,141	17,907	21,042	14,239	21,474	9,803	3,238	1,145	11,626	—
Financial Guaranty (3)	947	—	1,589	—	—	—	—	—	—	107,213
Corporate and Other	—	—	34	56	65	22,098	(2)	—	93,753	(212)

Total	$47,611	$384,089	$129,110	$672,871	$709,532	$137,794	$266,273	$53,124	$205,948	$127,309

2005
U.S. MI (1)	48,310	345,536	162,368	667,128	665,190	104,339	253,440	59,647	103,149	18,811
International Operations (2)	1,161	14,821	23,722	26,599	28,555	10,276	1,843	1,892	11,721	—
Financial Guaranty (3)	—	—	—	—	—	—	—	—	—	79,752
Corporate and Other	—	3	42	80	76	17,969	—	—	68,645	(678)

Total	$49,471	$360,360	$186,132	$693,807	$693,821	$132,584	$255,283	$61,539	$183,515	$97,885

(1)	Represents U.S. Mortgage Insurance Operations.

(2)	Excludes the results of PMI Australia and PMI Asia due to their classification to discontinued operations in 2008.

(3)	Excludes the results of PMI Guaranty Co. for income statement classification due to its classification to discontinued operations in 2008. The remaining assets and liabilities of PMI Guaranty continue to be classified as held and used.

THE PMI GROUP, INC. AND SUBSIDIARIES

SCHEDULE IV—REINSURANCE

Years ended December 31, 2007, 2006 and 2005

Premiums Earned	Gross Amount	Assumed from Other Companies		Net Amount	Percentage of Amount Assumed to Net
			Ceded To
			Other
			Companies
		(In thousands, except percentages)
2007
Mortgage Guaranty	$986,591	$7,657	$(178,808)	$815,440	0.94%
2006
Mortgage Guaranty	$860,118	$8,773	$(159,359)	$709,532	1.24%
2005
Mortgage Guaranty	$834,129	$20,553	$(160,861)	$693,821	2.96%